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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PENN NATIONAL GAMING, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 14, 2017

        NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Shareholders (the "Annual Meeting") of Penn National Gaming, Inc. (the "Company"), a Pennsylvania corporation, will be held on Wednesday, June 14, 2017, at 10 a.m., local time, at the offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103 for the following purposes:

  1.
  To elect three Class III directors to serve until the 2020 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

  2.
  To ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2017 fiscal year;

  3.
  To hold an advisory vote to approve the compensation paid to the Company's named executive officers;

  4.
  To hold an advisory vote on the frequency of the shareholder advisory vote to approve compensation paid to the Company's named executive officers; and

  5.
  To consider and transact such other business as may properly come before the Annual Meeting.

        Only shareholders of record at the close of business on April 7, 2017 are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof.

        On April 25, 2017, we began mailing to certain shareholders a Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting of Shareholders to be held on June 14, 2017 (the "Notice") containing instructions on how to access this proxy statement and our annual report and how to vote online. The notice of annual meeting, proxy statement and annual report are available at www.proxyvote.com.

        All shareholders are cordially invited to attend the Annual Meeting in person. We look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,
Carl Sottosanti Executive Vice President, General Counsel and Secretary

Wyomissing, Pennsylvania
April 25, 2017

Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote by telephone or Internet (instructions are on your proxy card, voter instruction form or the Notice, as applicable) or, if you received your materials by mail, by completing, signing and mailing the enclosed proxy card in the enclosed envelope.

Shareholder Outreach and Say on Pay Vote	38
Executive Compensation Benchmarking Peer Group	39
Overview of Compensation Program	40
Change in Senior Management in 2017	45
Analysis of Compensation	46
Employment Agreements	47
Other Compensation Policies	48
Reconciliations and Non-GAAP Financial Measures	49
Effect of the Spin-Off on Share Price and Compensation	49
Compensation Committee Report	49
EQUITY COMPENSATION PLAN INFORMATION	50
COMPENSATION TABLES	51
Summary Compensation Table	51
All Other Compensation Table	52
2016 Grants of Plan Based Awards	53
Outstanding 2016 Equity Awards at Fiscal Year End	54
2016 Option Exercises and Stock Vested	56
2016 Nonqualified Deferred Compensation	57
Potential Payments Upon Termination or Change in Control	58
Employment Agreements	60
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT	63
TRANSACTIONS WITH RELATED PERSONS	65
Review and Approval of Transactions with Related Persons	65
Compensation Committee Interlocks and Insider Participation	65
AUDIT COMMITTEE REPORT	66
OTHER MATTERS	67
Section 16(a) Reporting Compliance	67
Advance Notice Provision	67
Shareholder Proposals	67
Householding of Proxy Materials	67

i

LETTER FROM THE CEO TO OUR SHAREHOLDERS

April 25, 2017

Dear Fellow Shareholder:

You are hereby invited to attend the 2017 Annual Meeting of Penn National Gaming, Inc. (the "Company") to be held on Wednesday, June 14, 2017 at 10:00 a.m., local time, at the offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103.

Overall, 2016 marked the third consecutive year of record operating results following the 2013 separation of the Company's operating and real estate assets. In 2016, the Company's revenues increased 7% (to $3.0 billion), net income increased exponentially (from $0.7 to $109.3 million) and adjusted EBITDA increased 6% (to $843.8 million).* The Company's solid 2016 results reflect contributions from recent additions to our portfolio, growth at several of our more established properties, our continued success in driving operating efficiencies and industry-leading margin expansion across our holdings, as well as the expansion throughout the year of our retail gaming and social gaming operations through Prairie State Gaming and Penn Interactive Ventures, respectively.

Since the separation of the Company's operating and real estate assets in 2013, we have made significant progress in growing and diversifying our earnings mix with assets that are not subject to our master lease. As a result, in 2016, approximately 6% of our income from operations and 13.2% of our total adjusted EBITDA were derived from assets and operations not subject to the master lease, up from approximately 2% and 4%, respectively, in 2014.* We anticipate the strong cash flow generation in our first quarter to continue throughout 2017. As a result, we are well positioned to evaluate additional accretive strategic growth investments while reducing leverage and advancing our stock repurchase plan as well as other initiatives to support our principal objective – enhancing long-term shareholder value. We believe that the projects completed and initiatives undertaken in 2016 have significantly improved our Company's prospects and set the stage for 2017 and beyond. In fact, our stock price increased by 34% during the first quarter of 2017 (from $13.79 to $18.43).

At this year's Annual Meeting you will be asked: (i) to elect three experienced and distinguished Class III directors (Peter M. Carlino, Jane Scaccetti and myself) to serve until the 2020 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified; (ii) to ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2017 fiscal year; (iii) to approve the compensation paid to the Company's named executive officers; (iv) to recommend the frequency of the shareholder advisory vote to approve the compensation paid to the Company's named executive officers; and (v) to consider and transact such other business as may properly come before the Annual Meeting. The accompanying Notice of Annual Meeting of Shareholders and proxy statement describe these matters. We urge you to read this information carefully.

The Board of Directors unanimously believes that the election of its nominees for directors, the ratification of its selection of independent registered public accountants, the advisory vote to approve our executive compensation and the proposed annual frequency of such vote are advisable and will further the best interests of the Company and our shareholders. Accordingly, the Board of Directors recommends a vote for ONE YEAR on the frequency of the shareholder advisory vote to approve the compensation paid to the Company' named executive officers and FOR each of the remaining proposals.

On behalf of the Board of Directors and the Company, I thank you for your participation. We look forward to seeing you at the Annual Meeting on June 14th in Philadelphia.

Sincerely,

Timothy J. Wilmott
Chief Executive Officer

* See Reconciliations and Non-GAAP Financial Measures on page 49 of this of this Proxy Statement.

2017 PROXY STATEMENT SUMMARY

This summary contains highlights about our Company and the upcoming 2017 Annual Meeting of Shareholders. This summary does not contain all of the information that you may wish to consider in advance of the meeting, and we encourage you to read the entire proxy statement before voting.

2017 Annual Meeting of Shareholders

Date and Time:	Wednesday, June 14, 2017 at 10:00 a.m., local time
Location:	Offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103
Record Date:	April 7, 2017

Voting Matters and Board Recommendations

Proposal	Matter	Board Recommendation

1	Election of Class III Directors (Peter M. Carlino, Jane Scaccetti and Timothy J. Wilmott)	FOR each Nominee

2	Ratification of Selection of Independent Registered Public Accounting Firm	FOR

3	Advisory Vote to Approve Executive Compensation	FOR

4	Advisory Vote on Frequency of Advisory Vote to Approve Executive Compensation	ONE YEAR

2016 Financial and Operating Highlights*
  •
  Revenues increased 7% (to $3.0 billion), net income increased exponentially (from $0.7 million to $109.3 million) and adjusted EBITDA increased 6% (to $843.8 million), as the Company continued to expand its industry-leading margins.

  •
  In the first half of 2016, the Company implemented its Marquee Rewards player loyalty program at the Tropicana Las Vegas, which has led to a total of 37,000 room nights from members since introduction. During 2016, the Company also announced its partnership with celebrity chef Robert Irvine, who will open his first signature restaurant at the property in the summer of 2017.

  •
  In August, the Company acquired Rocket Speed, Inc. (f/k/a Rocket Games, Inc.), a leading social gaming developer with a library of over 50 social casino games, in an accretive transaction that greatly expanded the scale and capabilities of Penn Interactive Ventures and further diversified the Company's portfolio of leading entertainment assets.

  •
  The Company continued its growth in the Illinois retail gaming sector and, late in the year, completed two small accretive tuck-in acquisitions. As a result, Prairie State Gaming now services 1,437 terminals in 317 bar and retail gaming establishments.

*
See Reconciliations and Non-GAAP Financial Measures on page 49 of this Proxy Statement.

  •
  The Company continued to make significant progress towards diversifying the sources of its earnings, as assets not subject to our master lease contributed more than 6% of our income from operations and 13% of adjusted EBITDA in 2016, up from approximately 2% and 4% in 2014, respectively.

  •
  Hollywood Casino Jamul-San Diego, for which the Company provides management and branding services, held its grand opening in October 2016 on the Jamul Indian Village's land in trust. Shortly after this opening, the Company refinanced its loan to the Jamul Tribe and applied the net proceeds of approximately $274 million to reduce outstanding indebtedness under its corporate revolving credit facility.

  •
  As a result of the Jamul refinancing and the significant cash flows generated from operations, the Company lowered its GAAP debt to total adjusted EBITDA ratio at December 31, 2016 to approximately 5.84x, from 6.62x at December 31, 2015.

  •
  Reflecting the above achievements and the strength of its balance sheet, the Company refinanced its credit facilities in January 2017, lowering its cost of capital while extending and staggering maturities. In addition, given the Company's strong cash flow generation, in February 2017 the Board of Directors approved a stock repurchase program for up to $100 million of shares over a two-year period in order to begin to return capital to its shareholder base.

  •
  The operational improvements made by the Company over the last year led to a very strong first quarter of 2017 for the Company.

  •
  In March 2017 the Company also announced that it had entered into a definitive agreement to acquire the operations of Bally's Casino Tunica and Resorts Casino Tunica in an accretive transaction that is expected to generate significant synergies with the Company's existing Hollywood Casino Tunica in Mississippi.

825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
June 14, 2017

        Penn National Gaming, Inc. (the "Company" or "PENN") first made these materials available to shareholders on or about April 25, 2017 on the Internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for the Company's 2017 Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 14, 2017 at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103. This solicitation is being made on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board").

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who is entitled to vote at the Annual Meeting?

        The Board of Directors has set the close of business on April 7, 2017 as the record date (the "Record Date") for the determination of shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 91,241,497 shares of the Company's common stock were issued and outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

        You have one vote for each share of common stock you owned as of the Record Date for the Annual Meeting.

Do shareholders have cumulative voting rights with respect to the election of directors?

        No, shareholders do not have cumulative voting rights with respect to the election of directors.

What am I voting on and what votes are required?

        Assuming a quorum is present, the following votes will be required for approval:

Proposal	Matter	Vote Required

Proposal 1	Election of Class III Directors	The three nominees for director receiving the highest number of votes cast will be elected

Proposal 2	Ratification of selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2017 fiscal year	Majority of votes cast

Proposal 3	Advisory vote to approve the compensation paid to the Company's named executive officers	Majority of votes cast

Proposal 4	Advisory vote on the frequency of the shareholder advisory vote to approve the compensation paid to the Company's named executive officers	Majority of votes cast

        For purposes of determining the number of votes cast, only those cast "for" or "against" are counted. Abstentions, "withhold" votes and broker non votes are not considered "cast" but are counted for purposes of determining whether a quorum is present at the Annual Meeting and therefore do not have an impact once a quorum is present.

Will any other matter be voted on?

        As of the date of this Proxy Statement, we know of no matter that will be presented for consideration at the Annual Meeting other than those matters described in this Proxy Statement. If any other matters properly come before the meeting and call for a vote of the shareholders, the appointed proxies may use their discretion to vote on any such matters.

What constitutes a quorum?

        In order for business to be conducted at the Annual Meeting, a quorum must be present. The presence, in person or by valid proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast is necessary for a quorum to be present at the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

        If your shares are registered directly in your name with the Company's transfer agent, Continental Stock Transfer & Trust ("Continental"), you are considered a "registered shareholder" and are considered, with respect to those shares, the "shareholder of record." If you are a shareholder of record, the Notice or proxy materials were sent to you directly by the Company, and you may vote by any of the methods described below under "How do I vote?".

        If your shares are registered in the name of a stock brokerage account or by a broker, bank, or other nominee on your behalf (referred to as being held in "street name"), you are considered a "beneficial owner" of shares held in street name, and the broker, bank, or other nominee forwarded the Notice and, if you requested them, the proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank, or other nominee holding your shares how to vote and you are also invited to attend the Annual Meeting. However, since you are not a shareholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the shareholder of record (i.e., your broker or other nominee).

How do I vote?

SHAREHOLDERS OF RECORD (shares registered on the books of the Company via Continental)	VOTING METHOD	BENEFICIAL OWNERS (shares held through your bank or brokerage account)

www.proxyvote.com (you will need the Control Number from the Notice or proxy card you received)	Internet	www.proxyvote.com (you will need the Control Number from the Notice or voter instruction form you received)

1-800-690-6903 (you will need the Control Number from the Notice or proxy card you received)	Telephone	1-800-690-6903 (you will need the Control Number from the Notice or voter instruction form you received)

Sign, date and return your proxy card	Mail	Sign, date and return your voter instruction form

Complete a written ballot at the Annual Meeting	In Person	Obtain a legal proxy from your broker, bank, or other nominee and complete a written ballot at the Annual Meeting

        When your proxy is properly submitted, your shares will be voted as you indicate. If you do not indicate your voting preferences, the appointed proxies will vote your shares FOR the nominees in Proposal 1, FOR Proposals 2 and 3 and FOR ONE YEAR on Proposal 4. If your shares are owned in joint names, all joint owners must vote by the same method, and if joint owners vote by mail, all of the joint owners must sign the proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern time on June 13, 2017.

What is the effect of giving a proxy?

        Proxies are solicited by and on behalf of our Board of Directors, and the persons named in the proxy have been designated as proxies by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What are broker non votes?

        A broker non vote occurs when a broker, bank, or other nominee holding shares on behalf of a beneficial owner is prohibited from exercising discretionary voting authority for a beneficial owner who has not provided voting instructions. Brokers, banks, and other nominees may vote without instruction only on "routine" proposals. On "non routine" proposals, nominees cannot vote without instructions from the beneficial owner, resulting in so called "broker non votes." Proposal 2, the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm, is the only routine proposal on the ballot for the Annual Meeting. All other proposals are non routine. If you hold your shares with a broker, bank, or other nominee, they will not be voted on non routine proposals unless you give voting instructions to such nominee.

May I change my vote?

        You may revoke your proxy and change your vote at any time before the voting deadline for the Annual Meeting. After your initial vote, you may vote again on a later date any time prior to the Annual Meeting via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the voting deadline for the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person (a legal proxy is required if you hold your shares in street name and you plan to vote in person at the Annual Meeting). However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked. If your shares are held in street name by a broker, bank, or other nominee, you must contact that nominee to change your vote.

May I attend the meeting?

        All shareholders, properly appointed proxy holders, and invited guests of the Company may attend the Annual Meeting. Shareholders who plan to attend the meeting may be required to present valid photo identification. If you hold your shares in street name, please also bring proof of your share ownership, such as a broker's statement showing that you beneficially owned shares of the Company on the Record Date, or a legal proxy from your broker, bank, or other nominee (a legal proxy is required if you hold your shares in street name and you plan to vote in person at the Annual Meeting). Shareholders of record will be verified against an official list that will be available at the meeting. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the Record Date.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

        In accordance with rules adopted by the Securities and Exchange Commission ("SEC"), we may furnish proxy materials, including this Proxy Statement and our 2016 Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting (the "Notice"), which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. In addition, you may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage shareholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of shareholders.

Who will bear the costs of this solicitation and how will proxies be solicited?

        The Company has engaged the services of Innisfree M&A Incorporated, a third party proxy solicitation firm, to assist in its proxy solicitation efforts. The Company estimates that the fees to be paid to Innisfree M&A Incorporated for this service will be approximately $15,000, plus reimbursement for out-of-pocket expenses. The Company will bear the cost of this solicitation. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain directors, officers and employees of the Company, without additional compensation, personally or by telephone, telegram, telecopy or via the Internet.

What is the Company's Internet address?

        The Company's Internet address is www.pngaming.com. The Company's filings with the SEC are available free of charge via the "Investors" link at this website (click on the "SEC Filings" link), and can also be found at the SEC's website, www.sec.gov.

Where can I find the voting results of the Annual Meeting?

        We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

GOVERNANCE OF THE COMPANY

Corporate Governance Highlights
•
The Board's committees are comprised exclusively of independent directors (other than the Compliance Committee, which includes two non-directors).

•
The roles of Chairman of the Board and Chief Executive Officer are separate.

•
Six of our eight Board members are independent.

•
We recently amended our Corporate Governance Guidelines to provide for a lead independent director to, among other responsibilities, facilitate communication between management and the independent directors.

•
None of our Board members serve on more than one other public company board, and all of our directors devote substantial time to Board matters.

•
Our Board includes an appropriate mix of gender, tenure and experience, including two female directors and three directors having tenure of less than four years.

•
We recently amended our Nominating and Corporate Governance Committee charter to establish a process for the Board and each committee to conduct an annual assessment of its and their performance, which will focus on improving the effectiveness of the Board or its committees.

•
We have significant stock ownership requirements for our directors and named executive officers, which were increased meaningfully in 2015.

•
We give our shareholders the opportunity to express their views on executive compensation by holding an annual advisory vote.

•
In response to conversations with our shareholders, we amended our bylaws on December 10, 2014 to eliminate a "golden leash" provision that generally prohibited an individual from serving as a director of the Company if he or she is a party to any compensatory arrangement with a third party in connection with such service.
•
We conduct comprehensive succession planning and talent development processes.

•
We are refining and implementing a Company wide enterprise risk management program to assess, manage, report and monitor areas that may affect our ability to achieve our objectives.

•
We have a cyber security committee comprised of senior employees at the Company, which provides frequent reports to our Board and Audit Committee on cyber security matters.

•
In light of the highly regulated industry in which the Company operates, we have a Compliance Committee comprised of Board members and non-director compliance professionals in order to help ensure that the Company adheres to the highest legal, regulatory, professional and ethical standards. This Committee meets regularly to assess and monitor compliance with applicable laws relating to the Company's gaming and racing businesses.

•
The Board regularly reviews and is subject to a Code of Business Conduct to deter wrongdoing, address potential conflicts of interest and related party transactions, and promote ethical conduct and compliance with applicable laws. The Compliance Committee and Audit Committee receive periodic updates on matters relating to this Code.

•
The Board also carefully reviews and adheres to Corporate Governance Guidelines that include policies and procedures relating to the role, structure and composition of the Board, risk oversight and conflicts of interest.

•
Our active shareholder engagement efforts include regular comprehensive communication and discussion with shareholders, including direct dialogue with many of our shareholders regarding the Company's performance and opportunities, as well as executive compensation and corporate governance issues.

•
The Nominating and Corporate Governance Committee regularly reviews and assesses the Company's corporate governance structure and practices in light of industry trends and best practices.

Board of Directors

Overview

        The Company is a leading, geographically diversified, multi-jurisdictional owner and manager of gaming and racing facilities and video gaming terminal operations that has consistently generated attractive returns for its shareholders through a focus on optimizing current operations while pursuing growth through transactions and prudent capital investment, including the spin-off of its real estate assets to a separate publicly traded company, the development of 7 new facilities since 2011, the expansion of existing facilities and the strategic acquisition of existing gaming and racing properties. The Company has implemented and is continuing to refine an omni-channel approach to connect with its over 3 million active customers through multiple platforms, including 29 regional gaming facilities, a destination property on the Las Vegas Strip (Tropicana Las Vegas), retail gaming in local bars and taverns (through Prairie State Gaming) in Illinois and potentially other states and interactive gaming (through Penn Interactive Ventures, which includes our offerings on Hollywoodcasino.com and from Rocket Speed Inc.). The Company deploys disciplined operating strategies by managing existing properties with a focus on maximizing profitability and free cash flow, while at the same time endeavoring to deliver outstanding gaming and entertainment experiences for customers and supporting the local communities where it operates. The Company operates in a highly specialized and rigorously regulated industry, which demands a high level of integrity and an extraordinary level of transparency and accountability in all key aspects of its operations, its management team and its Board of Directors.

        Over time, the Company has demonstrated a commitment to pursuing innovative transactions to create additional value for shareholders. For instance, on November 1, 2013, the Company completed a three year project of separating its gaming operating assets from its real property assets by forming a separate entity that became a publicly traded real estate investment trust, known as Gaming and Leisure Properties, Inc. ("GLPI"), through a tax free spin-off (the "Spin-Off"). In connection with the Spin-Off, each shareholder of the Company received one share of common stock of GLPI for each share of common stock of the Company held by such shareholder. In its analysis and ultimate approval of the Spin-Off, the Board determined that this complex and novel transaction was likely to bring meaningful benefits to the Company's stakeholders by unlocking the value of the Company's real estate assets. The Company was an industry pioneer in this regard, as several of its peers have since pursued similar transactions, including Caesars Entertainment Corporation, MGM Resorts International and Pinnacle Entertainment, Inc.

        The Board believes that its structure and composition have been important elements of the Company's development activity, growth and success in regional gaming markets over the years. The Board is comprised of individuals each of whom bring unique talents and perspectives to their service on the Board and, as a group, strike a balance between those who have a proven record of effectively working together to responsibly oversee management's operation of the Company and those who bring fresh perspective and unique insight to the Board. In fact, over the last four years, the Company has added three talented new directors and looks forward to the long term benefits of their diversity of experience and views. In addition, no member of the Board serves on the boards of more than one other public company, which helps to ensure that each member is fully engaged in their duties to the Company.

        In furtherance of the Company's objective to maximize shareholder value, the Board strives to maintain a governance environment where (i) entrepreneurship and appropriate risk taking are encouraged, with a focus on both long and short term value creation, (ii) shareholder perspectives are understood and long-term relationships with shareholders are fostered through frequent, candid and comprehensive engagement with and disclosure to the Company's shareholders and the investment community, (iii) integrity and accountability are integrated into the Company's management philosophy and operations and (iv) the Company is able to continuously attract, develop and retain industry-

leading executive talent to manage the Company's operations. The Board continuously evaluates the governance environment to enable the Company to respond appropriately to changes, practices and market conditions, as well as suggestions from our shareholders and other stakeholders, in a manner that we believe will protect and promote the Company's long term record of shareholder value creation. For example, following consultation with certain key constituents, the Company recently amended its long-term incentive compensation plan to provide for a minimum vesting period and to eliminate automatic vesting of equity following a change in control. The Company amended its Corporate Governance Guidelines to provide for a lead independent director to, among other responsibilities, facilitate communication between management and the independent directors. The Board expects to appoint a lead independent director at its next regularly scheduled meeting in June 2017. Finally, the Nominating and Corporate Governance Committee charter was recently amended to establish a process for the Board and each committee to conduct an annual assessment of its and their performance, which will focus on areas in which the Board or its committees believe contributions can be made going forward to increase the effectiveness of the Board or its committees.

Composition and Independence

        The Company's Board of Directors currently consists of eight members: Peter M. Carlino, Harold Cramer, David A. Handler, John M. Jacquemin, Ronald J. Naples, Barbara Shattuck Kohn, Jane Scaccetti and Timothy J. Wilmott. The Board believes it is appropriately sized to effectively carry out its responsibilities. The Board is small enough to stimulate individual engagement and involvement and to allow directors to communicate frequently with management and each other. In addition, the Board's size remains small enough to permit meetings to be conducted on short notice, to better facilitate the Company's prompt consideration of potential opportunities and material challenges as they arise. This is especially critical to support the Company's efforts to strategically acquire or develop new assets and to create new value for shareholders through innovative transactions, all of which may involve complex and unforeseen issues that frequently arise on short notice and require collaboration and prompt decision making, as well as the benefit of long term industry experience. At the same time, the Board believes that it is large enough to encourage diverse viewpoints and better collaborative decision making. The collective membership of the Board has a strong background in capital markets, accounting, tax, legal and governmental affairs, as well as long term experience with the Company's operations in a highly regulated and increasingly competitive industry. This experience proves especially valuable in light of the complexities inherent in our industry and development pipeline and the fact that we operate across 17 diverse jurisdictions throughout the United States. Consequently, the Board believes that its composition is optimized to support and oversee the Company's business and strategy.

        The Board has determined that all of the directors, other than Mr. Carlino and Mr. Wilmott, are independent under the current Listing Rules of the NASDAQ Stock Market (the "NASDAQ Rules"). Mr. Carlino does not currently meet these independence requirements, in part, due to his role as Chief Executive Officer of GLPI.

Board Leadership

        Since the time of the Company's initial public offering in 1994 until the Spin-Off in 2013, Mr. Carlino served as both the Company's Chief Executive Officer and Chairman of the Board. In connection with the Spin-Off, Mr. Wilmott became Chief Executive Officer of the Company (and subsequently joined the Board in September 2014), while Mr. Carlino has retained his role as the Company's Chairman of the Board and became Chairman of the Board and Chief Executive Officer of GLPI. David A. Handler also joined the board of directors of GLPI in connection with the Spin-Off, while retaining his position on the Board. The Board believes there are appropriate and meaningful policies and procedures in place to address any actual or perceived conflicts of interest relating to the two "overlapping" directors and that these procedures have worked well in the three and a half years since the Spin-Off.

        The Board believes that Mr. Carlino is best suited to serve as Chairman of the Board because of his proven record of generating value for the Company's shareholders. This impressive record is the result of his vision for the Company and his talent for successfully identifying and capitalizing on opportunities in the gaming and racing industry. Moreover, the Board believes that Mr. Carlino's substantial beneficial ownership of the Company's equity strongly aligns his interests with the interests of all shareholders.

        As part of the planning for the Spin-Off, the roles of the Chairman of the Board and Chief Executive Officer were split. Our Chief Executive Officer is responsible for the general management and operation of the business, providing guidance and oversight to senior management and formulating the strategic direction of the Company. The Chairman of our Board is responsible for the content, quality and timeliness of information sent to our Board and consults with our Board regarding oversight of our business affairs. The Board believes that the decision to separate the roles of Chairman of the Board and Chief Executive Officer has been beneficial, both with regards to corporate governance and operational execution.

        In addition, the Company amended its Corporate Governance Guidelines to provide for a lead independent director to, among other responsibilities, facilitate communication between management and the independent directors. The responsibilities of the lead independent director, which the Board expects to appoint at its next regularly scheduled meeting in June 2017, will include (i) consulting with the Chairman of the Board regarding the information, agendas and schedules of Board and Board committee meetings, including the ability to add items to the agendas for any meeting; (ii) scheduling, setting the agenda for and serving as chair of meetings of independent directors; (iii) serving as principal liaison between the independent directors and the Chairman of the Board and between the independent directors and senior management; (iv) presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors; (v) in the event of the death, incapacity, resignation or removal of the Chairman of the Board, becoming the acting Chairman of the Board until a new Chairman is selected; and (vi) if requested by major shareholders, ensuring that he or she is available for consultation and direct communications on behalf of the independent directors.

        The Board also believes that it has meaningful structural mechanisms for effective independent oversight of management's accountability. Six of the eight members of the Board are independent directors. Moreover, the Board's committees are comprised exclusively of independent directors (in addition to the two non-director members of the Compliance Committee, as described below). The independent directors typically meet several times per year in executive session. Both the Audit Committee and the Compliance Committee have substantial internal staff and outside resources to assist them in carrying out their responsibilities. The Company maintains a 40 person internal audit staff overseen by the Company's Vice President, Internal Audit, who provides reports to the Audit Committee, and a 39 person compliance staff overseen by the Company's Vice President of Regulatory Affairs and Chief Compliance Officer (the "Chief Compliance Officer"), who provides frequent reports to the Compliance Committee. Additionally, the Company retained two non-director members to serve on its Compliance Committee: Steve DuCharme, a former Chairman of the Nevada State Gaming Control Board with over 30 years of experience in law enforcement and gaming regulation, serves as the Chairman of the Compliance Committee, and Thomas N. Auriemma, the Company's former Vice President, Chief Compliance Officer and former Director of the Division of Gaming Enforcement in New Jersey, with over 30 years of experience as a gaming regulator in the State of New Jersey, serves as a non-director member.

Risk Oversight

        The Board of Directors does not view risk in isolation and recognizes that a prudent level of risk taking is an essential element of the Company's strategy. As such, the Board takes an active role in the oversight of risks that have the potential to significantly impact the Company (including cyber security, capital allocation, economic and political matters, among others) and the management team is charged with managing those risks. The Company also monitors risk on an enterprise level to help the Board and the Company better understand, quantify, mitigate and manage the various risks the Company faces across the enterprise that could potentially obstruct the Company from executing its corporate strategy and achieving its goals. In addition, members of senior management attend all meetings of the Board, and the Board and senior management work closely together to ensure that awareness of salient risks are integrated into the Company's operations and key decisions. The Company has also established a separate cyber security committee comprised of senior employees from different departments within the Company, which provides frequent reports to our Audit Committee and the Board on cyber security threats.

        In fulfilling its objective, many of the direct oversight functions of the Board are performed by the Board's committees with support from both senior internal resources as well as independent outside advisors. For example, the Audit Committee receives frequent reports directly from the Company's Vice President, Internal Audit, the Chief Financial Officer, the General Counsel, the Chief Operating Officer and the Chief Compliance Officer. The Audit Committee also has express authority to direct the Company's internal audit staff. Additionally, the Company's independent registered public accounting firm provides support through its annual audit and quarterly reviews of the Company's financial statements. The Compliance Committee is structured in the same manner relative to the Chief Compliance Officer and the Company's compliance staff and also has regular access to the Company's senior management team. A discussion of the risk assessment process undertaken by the Compensation Committee is described on page 41 of this Proxy Statement.

        Further, the Board has adopted a Code of Business Conduct (the "Code of Conduct") reflecting a variety of best practices, which is applicable to all directors and employees of the Company, including the Company's principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct, which is regularly reviewed and updated periodically, is designed to, among other things, deter wrongdoing, address potential conflicts of interest and promote ethical conduct, full and accurate reporting in the Company's filings with the SEC and compliance with applicable laws. The Code of Conduct also provides a 24 hour hotline that any employee, customer, vendor or other third party can use to report, anonymously if they so choose, any suspected fraud, financial impropriety or other alleged wrongdoing. These reports are promptly investigated and receive the highest level of management attention, with particular focus from the Chief Compliance Officer and the Vice President, Internal Audit, as appropriate. Subsequently, senior management provides investigation summaries to the Compliance Committee and the Audit Committee. A copy of the current Code of Conduct is available on the Company's website at www.pngaming.com/About.

        The Board has also adopted Corporate Governance Guidelines (the "Corporate Governance Guidelines") that set forth the Company's policies and procedures relating to corporate governance. These Corporate Governance Guidelines are intended to provide a structure within which our Board and management can effectively pursue the Company's objectives for the benefit of its shareholders and other constituencies. The Corporate Governance Guidelines include policies and procedures relating to, among other items, the role, structure and composition of the Board, Board procedures and leadership, risk oversight, use of outside consultants and conflicts of interest, including actual or perceived conflicts of interest arising from the two members of the Board who also serve on the board of directors of GLPI. The Board and the Nominating and Corporate Governance Committee regularly consider the efficacy of these policies. A copy of the current Corporate Governance Guidelines is available on the Company's website at www.pngaming.com/About.

        In addition to the above, the Company has adopted various other policies and procedures addressing the Company's operations and corporate governance, including stock ownership guidelines, an executive compensation clawback policy, an equity based award policy (to ensure the consistency and efficiency of the Company's equity award process), a corporate signature authority policy (to maximize accountability with respect to significant commitments) and a compliance and reporting plan. The Board regularly reviews the Company's corporate governance policies and practices to evaluate their effectiveness in identifying, assessing and managing risks and to achieve compliance with the requirements of Pennsylvania law (the state in which the Company is incorporated), the NASDAQ Rules, the SEC rules and regulations and state gaming regulations, all in the context of pursuing best practices and increasing shareholder value.

Succession Planning for Senior Management

        Our Board, in coordination with our Compensation Committee, carefully oversees Chief Executive Officer and senior management succession planning. Our Chief Executive Officer and our Senior Vice President of Human Resources provide the Board with recommendations on, and evaluations of, potential successors to the Chief Executive Officer and other members of senior management, including reviewing development plans recommended for potential successors and key leaders. Our Board reviews potential internal candidates with our CEO and our Senior Vice President of Human Resources, including the qualifications, experience and development priorities for these individuals. Directors engage with potential chief executive officer and senior management successors at Board and committee meetings and in less formal settings to allow the directors to personally assess candidates. Further, our Board periodically reviews the overall composition of our senior management's qualifications, tenure and experience. The Company's talent management program, which seeks to develop and acquire talent below the senior management level, is an ongoing effort led by our President and Chief Operating Officer and our Senior Vice President of Human Resources and is complementary to and a foundation for the succession planning.

2016 Board and Committee Meetings

        Each member of the Company's Board contributes a substantial amount of time and effort in connection with his or her service as Board and committee members. The Board held six formal meetings during the fiscal year ended December 31, 2016. During that same period, the Audit Committee held ten formal meetings, the Compensation Committee held five formal meetings, the Nominating and Corporate Governance Committee held two formal meetings and the Compliance Committee held six formal meetings. Further, Board members are encouraged to, and regularly do, engage in informal discussions with each other and members of management, and they are provided daily industry media coverage and property results as well as frequent management reports and updates.

        During the year ended December 31, 2016, each of the Company's directors attended at least 75% of the meetings of the Board and committees of the Board of which he or she was a member. The Company encourages directors to attend shareholder meetings. Each of the Company's directors attended the 2016 Annual Meeting of Shareholders held on June 14, 2016.

Committees of the Board

        As illustrated below, the Board maintains four standing committees – the Audit Committee, the Compensation Committee, the Compliance Committee and the Nominating and Corporate Governance Committee – to assist the Board in achieving its objectives. The specific duties and operation of each committee are described in more detail below. The Board has determined that each director serving on one or more Board committees is independent under the NASDAQ Rules and the applicable rules and regulations of the SEC. Mr. Cramer, the chair of our Compensation Committee and our Nominating and Corporate Governance Committee and a member of our Audit Committee, will retire at the Annual Meeting. The Nominating and Corporate Governance Committee is currently assessing changes to the existing committee structure in light of Mr. Cramer's retirement.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Compliance Committee*

Jane Scaccetti, Chair	Harold Cramer, Chair	Harold Cramer, Chair	Steve DuCharme, Chair

Harold Cramer	David A. Handler	David A. Handler	Thomas A. Auriemma

John J. Jacquemin	Barbara Shattuck Kohn	Barbara Shattuck Kohn	Harold Cramer

Barbara Shattuck Kohn			Ronald J. Naples

*
See discussion of the committee members below.

Audit Committee

        Jane Scaccetti (Chair), Harold Cramer, John M. Jacquemin and Barbara Shattuck Kohn are the members of the Audit Committee. Each member of the Audit Committee satisfies the criteria for independence under the NASDAQ Rules and the rules and regulations of the SEC. The Board has determined that each of the members of the Audit Committee meets the financial literacy requirements under the NASDAQ Rules and that both Ms. Scaccetti, the Chairman of the Audit Committee and Mr. Jacquemin, the former Chairman of the Audit Committee, are "audit committee financial experts" within the meaning of the rules and regulations of the SEC. In addition, Ms. Scaccetti has practiced as a certified public accountant since 1977, which makes her particularly well-qualified to serve as Chair of the Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors that is reviewed annually, updated frequently and complies with the NASDAQ Rules and is available at www.pngaming.com/About.

        The principal functions of the Audit Committee are to:

  •
  serve as an independent and objective party to monitor the integrity of the Company's financial reporting process and internal control system;

  •
  review and appraise the audit efforts of the Company's independent registered public accounting firm and internal auditors and monitor their independence; and

  •
  maintain free and open communication with and among the independent registered public accounting firm, the internal auditors, the Company's finance department, senior management and the Board of Directors.

        The Audit Committee is also responsible for reviewing and pre-approving all conflicts of interest and related party transactions involving the Board or the Company's named executive officers, including any actual or perceived conflicts of interest arising from the two members of the Board who also serve on the board of directors of GLPI. The Audit Committee will only approve related party transactions that are not inconsistent with the best interests of the Company and its shareholders based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available with unrelated third parties, as applicable. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention and any other matters that the Audit Committee believes should be investigated. The Audit Committee may at any time engage, at the expense of the Company, independent counsel or other advisors, as it deems necessary to carry out its duties.

        In 2016, the Audit Committee conducted a request for proposal process relating to the Company's independent audit firm. After an extensive process, on March 4, 2017, the Audit Committee

(i) dismissed Ernst & Young LLP as the Company's independent registered public accounting firm, and (ii) formally engaged Deloitte & Touche LLP ("Deloitte") to be the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017. The Audit Committee determined that the selection of Deloitte would be in the best interest of the Company based on, among other things, Deloitte's extensive experience in the gaming industry.

Compensation Committee

        Harold Cramer (Chairman), David A. Handler and Barbara Shattuck Kohn are the members of the Compensation Committee. Each member of the Compensation Committee satisfies the criteria for independence under the NASDAQ Rules and the rules and regulations of the SEC. Each member of the Compensation Committee is also a non-employee director, as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee operates under a written charter adopted by the Board of Directors that is reviewed annually and complies with the NASDAQ Rules and the SEC rules and regulations and is available at www.pngaming.com/About.

        The Compensation Committee evaluates the annual performance of the Chief Executive Officer (the "CEO") and other executive officers and sets their annual compensation, its authority and responsibility includes:

  •
  setting salary, annual short-term incentive opportunities, long term equity based incentives and other benefits;

  •
  reviewing and approving employment agreements and separation agreements for executive officers;

  •
  monitoring general and industry trends and best practices with regard to executive compensation;

  •
  reviewing and approving, consistent with the compensation philosophy adopted by the Compensation Committee, any annual short-term incentive compensation plan for the CEO and other executive officers, and the related review and approval of the performance criteria, goals and objectives provided for in such plan;

  •
  reviewing executive compensation programs annually to determine whether they are properly coordinated and achieving their intended purposes;

  •
  periodically reviewing the policies for administration of the Company's executive compensation programs;

  •
  assessing the Company's management and leadership succession planning;

  •
  approving the number of incentive awards that the CEO may grant to employees other than executive officers;

  •
  formulating and administering the Company's stock ownership guidelines;

  •
  recommending director compensation to the Board; and

  •
  administering and interpreting the Company's 2003 Long Term Incentive Compensation Plan and 2008 Long Term Incentive Compensation Plan, as amended (the "2008 Plan").

        The Chairman of the Compensation Committee is responsible for leadership of the Compensation Committee. The Compensation Committee may form subcommittees and delegate authority to them, as it deems appropriate. The CEO and other members of senior management of the Company may attend

Compensation Committee meetings at the invitation of the Compensation Committee, but they are not present for executive sessions and do not participate in any discussion of their own compensation.

        The CEO provides the Compensation Committee performance assessments and compensation recommendations for each executive officer of the Company (other than himself). The Compensation Committee considers the CEO's recommendations with the assistance of the Consultant (as defined below) and sets the compensation of those executive officers based on such deliberations. The Compensation Committee holds executive sessions without management to facilitate candid discussion regarding executive performance and compensation, including establishing the CEO's compensation.

        Pursuant to the Compensation Committee's charter, the Compensation Committee retains the services of compensation consultants and legal advisors to provide such advice and assistance as it deems appropriate in its sole discretion. The Compensation Committee has the sole responsibility to oversee the work of any of its advisors. The Compensation Committee can terminate the services of such compensation consultants and advisors and approves their fees and retention terms, which are funded by the Company. The Compensation Committee engaged an independent third party executive compensation consultant in 2016, Exequity LLP (the "Consultant"), who also served as the Compensation Committee's consultant the previous four years. The Consultant provides advice and assistance to the Compensation Committee in carrying out its duties and responsibilities with respect to the Company's executive compensation programs and non-employee director compensation. Prior to engaging the Consultant, and at least annually during the engagement, the Compensation Committee evaluates the independence of the Consultant. This review includes receiving information regarding other services, if any, provided by the Consultant to the Company, the Board of Directors or other committees of the Board of Directors, and periodically reviewing the fees incurred as a result of such other activities. In 2016, the Compensation Committee determined that the Consultant was independent of the Company and that the retention of the Consultant by the Compensation Committee did not give rise to any conflicts of interest.

        As part of its ongoing services to the Compensation Committee, the Consultant typically attends the Compensation Committee meetings and supports the Compensation Committee in carrying out its duties and responsibilities with respect to the Company's executive compensation programs by providing information related to metrics and trends in the Company's industry, as well as among public companies generally. The Consultant also accumulates and summarizes market data regarding compensation of the Company's executives in comparison to its peer group and others. The Consultant gathers data and provides advice regarding the Company's performance relative to its peer group, the structure of annual short term and long term incentive compensation, the appropriateness of financial and other performance measures and the design of equity incentive plans. The Consultant reports directly to the Compensation Committee and has been authorized by it to work with certain executive officers of the Company as well as other employees in the Company's human resources, legal, and finance departments in connection with the Consultant's work for the Compensation Committee. In addition, the Consultant engages individually with the Compensation Committee members.

        The Compensation Committee, after consultation with the Consultant and the management team, implemented a performance share program beginning in 2016 for the Company's top executives and, in early 2017, approved an amendment to the 2008 Plan to provide for a minimum vesting period and to eliminate automatic vesting of equity following a change in control.

Nominating and Corporate Governance Committee

        Harold Cramer (Chairman), David A. Handler and Barbara Shattuck Kohn are the members of the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee satisfies the criteria for independence under the NASDAQ Rules and the rules and regulations of the SEC. The Nominating and Corporate Governance Committee

operates under a written charter adopted by the Board of Directors that is reviewed annually and complies with the NASDAQ Rules and is available at www.pngaming.com/About.

        The Nominating and Corporate Governance Committee is responsible for:

  •
  reviewing and making recommendations on the eligibility criteria for individual Board and committee membership, including the range of skills and expertise, diversity, and independence that should be represented on the Board and its committees;

  •
  reviewing and recommending the appropriate structure, composition and size of the Board and its committees;

  •
  identifying and recommending, for the Board's selection, nominees for election to the Board;

  •
  considering the Board's leadership structure, including the separation of the Chairman of the Board and Chief Executive Officer roles and the election of a lead independent director;

  •
  overseeing the Company's Corporate Governance Guidelines and other corporate governance practices, including reviewing and recommending to the Board for approval any new or revised guidelines, documents or policies that comprise the Company's corporate governance framework; and

  •
  overseeing an annual evaluation of the Board and its committees and making recommendations to the Board as may be appropriate in light of the results of such evaluation.

        The Nominating and Corporate Governance Committee has a long standing practice of including on the Board a complementary mix of individuals with diverse backgrounds and skills reflective of the varied challenges facing the Company's management as it strives to continue to generate increased shareholder value. Over the last four years, the Nominating and Corporate Governance Committee has recommended, and the Board has approved, the addition of three talented new directors who have brought valuable diversity of experience and views to the Board. In addition, in connection with its review of the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee recently recommended that the Board amend the Company's Corporate Governance Guidelines and the Nominating and Corporate Governance Committee charter to designate a lead independent director and to establish a process for the Board and each committee to conduct an annual assessment of its and their performance.

Compliance Committee

        Ronald J. Naples and Harold Cramer are the Board members of the Compliance Committee and Steve DuCharme and Thomas N. Auriemma are the non-director members of the Compliance Committee. The members of the Compliance Committee are individuals who, by virtue of their familiarity with law enforcement, regulated businesses, the business activities of the Company or gaming control, are sensitive to the concerns of the gaming regulation authorities and are capable of ensuring compliance or determining the existence or likelihood of a violation of a law, rule, regulation, policy or procedure applicable to the Company. Steve DuCharme, Chairman of the Committee, is a former Chairman of the Nevada State Gaming Control Board with over 30 years of experience in law enforcement and gaming regulation. Thomas N. Auriemma is the Company's former Vice President, Chief Compliance Officer and former Director of the Division of Gaming Enforcement in New Jersey, with over 30 years of experience as a gaming regulator in the State of New Jersey. The Compliance Committee operates under a written charter adopted by the Board of Directors. The Chief Compliance Officer reports to the Compliance Committee, and other executives of the Company (including the General Counsel, the Chief Operating Officer and the Vice President, Internal Audit) regularly attend meetings of the Compliance Committee, at the committee's invitation, to ensure the committee has ready access to first-hand knowledge and to encourage pervasive compliance culture throughout the Company.

        The Compliance Committee was established to foster, through robust self-regulatory policies and procedures, compliance with applicable laws relating to the Company's gaming and racing businesses and to prevent, to the fullest extent possible, any involvement by the Company in any activities that could pose a threat to the reputation and integrity of the Company's gaming and racing operations.

        The Compliance Committee is responsible for:

  •
  reviewing and assessing the adequacy of the Company's compliance policies, procedures and systems designed to sufficiently identify serious compliance issues;

  •
  reviewing and assessing the effectiveness of the Company's compliance efforts, particularly the training on and implementation of procedures;

  •
  monitoring audits and investigations conducted or overseen by the Company's compliance personnel;

  •
  monitoring third party investigations of and disciplinary actions against the Company; and

  •
  reporting to the Board any matters of concern regarding the Company's compliance with various laws and regulations.

        In discharging its oversight role, the Compliance Committee is empowered to investigate any matter brought to its attention and may engage, at the expense of the Company, independent counsel or other advisors as it deems necessary to carry out its duties.

        In addition to its regular responsibilities, the Compliance Committee was particularly active over the last several years, as the Company completed two amendments to its debt financing and entered two exciting new lines of business – retail gaming in local bars and taverns (through Prairie State Gaming) and interactive gaming (through Penn Interactive Ventures).

Director Selection Process

        The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by, among others, its members, other Board members and management. The committee will also consider recommendations of nominees for directors by shareholders (for information relating to the nominations of directors by our shareholders, please see "Director Nominations by Shareholders" below). In addition, the committee has authority to engage a search firm to assist in the identification of director candidates, to approve the search firm fees (which are paid by the Company) and other retention terms, and to obtain advice and assistance from internal and external legal, accounting or other advisors. In selecting nominees for director, the committee considers a number of factors, including, but not limited to:

  •
  whether a candidate has demonstrated business and industry experience that is relevant to the Company, including recent experience at the senior management level (preferably as chief executive officer or a similar position) of a large company;

  •
  a candidate's ability to meet the suitability standards set forth in the Company's bylaws, as well as the rigorous suitability, investigations and filing requirements of the relevant regulatory agencies in each of the 17 jurisdictions where the Company operates;

  •
  a candidate's ability to effectively represent the interests of the shareholders;

  •
  a candidate's diversity of experience and independence from management and freedom from potential conflicts of interest with the Company;

  •
  a candidate's financial literacy, including whether the candidate can meet the audit committee membership standards set forth in the NASDAQ Rules and SEC rules;

  •
  whether a candidate is recognized for his or her reputation, integrity, judgment, skill, leadership ability, honesty and moral values;

  •
  a candidate's ability to work constructively with the Company's management and other directors; and

  •
  a candidate's capacity, taking into consideration the number of other boards on which the candidate serves, to dedicate sufficient time and energy to his or her board and committee duties.

        During the process of considering a potential nominee, the Nominating and Corporate Governance Committee and its Company delegates generally request extensive additional information about, and conduct interviews with, the potential nominee. The information expected to be provided includes detailed financial and personal history customarily required by the Company's gaming and racing regulators. In addition, the committee will also request that the candidate submit to an investigation overseen by the Chief Compliance Officer to evaluate whether the candidate is suitable to serve on the Board of a publicly traded, multi-jurisdictional, highly regulated gaming and racing company.

Director Nominations by Shareholders

        Shareholders who have beneficially owned at least 1% of the Company's common stock for a continuous period of not less than 12 months before making such recommendation may submit director nominations to the Nominating and Corporate Governance Committee for consideration. To be timely, a shareholder's notice to the Secretary must be hand delivered to or mailed (certified or registered mail, return receipt requested) and received at the principal executive offices of the Company not less than 120 nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders.

        To be in proper written form, a shareholder's notice must contain with respect to each nominee: (i) all information relating to such person that is required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors in a contested election, or otherwise required by Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (ii) a description of all direct and indirect compensation, economic interests and other material monetary agreements, arrangements and understandings during the past three years between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates; (iii) a description of all relationships, agreements, arrangements and understandings between the proposed nominee and the recommending shareholder and the beneficial owner, if any; (iv) a description of all relationships between the recommended nominee and any of the Company's competitors, customers, suppliers, labor unions or other related parties; and (v) a completed and signed questionnaire, representations, consent and agreement as required by the Company's bylaws.

        A shareholder's notice must also contain certain other information regarding the shareholder giving the notice and the beneficial owner, if any, on whose behalf the recommendation for nomination or proposal is made, including: (i) the name, address and telephone number of such shareholder and the name, address and telephone number of such beneficial owner, if any; (ii) the class or series and number of shares and any other securities of the Company which are owned of record by such shareholder and beneficially by such beneficial owner, and the time period such shares have been held; (iii) any material pending or threatened legal proceeding in which such shareholder or beneficial owner is a party or material participant involving the Company or any of its officers or directors, or any affiliate of the Company, and any direct or indirect material interest in any material contract or agreement of such shareholder or beneficial owner with the Company, any affiliate of the Company or any principal competitor of the Company; (iv) a representation that such shareholder and beneficial owner, if any, intend to be present in person at the meeting; (v) a representation that such shareholder and such beneficial owner, if any, intend to continue to hold the reported securities through the date of the Company's next annual meeting of shareholders; and (vi) a completed and signed questionnaire, representations, consent and agreement as required by Company's bylaws.

        The notice shall be accompanied by a written consent of each recommended nominee to provide (i) all information necessary to enable the Company to respond fully to any suitability inquiry conducted under the executive, administrative, judicial and/or legislative rules, regulations, laws and orders of any jurisdiction to which the Company is then subject; (ii) a multijurisdictional personal disclosure form in the form customarily submitted by officers and directors of the Company; (iii) such additional information concerning the recommended nominee as may reasonably be required by the Nominating and Corporate Governance Committee and/or Board to determine the eligibility of such recommended nominee to serve as an independent director of the Company, that could be material to a reasonable shareholder's understanding of the independence, or lack thereof, of such proposed nominee, and to evaluate whether the recommended nominee is an unsuitable person; and (iv) a background check to confirm the qualifications and character of the recommended nominee, to evaluate whether the nominee is an unsuitable person, and to make such other determinations as the Nominating and Corporate Governance Committee or the Board may deem appropriate or necessary.

        The foregoing is a brief summary of the requirements to properly nominate an individual for election to the Board. For further information regarding director nominations by shareholders, please see Article VII of the Company's bylaws.

Compensation of Directors

        The Company pays director fees to each director who is not an employee of the Company. During the year ended December 31, 2016, each non-employee director received an annual cash fee of $50,000, plus an additional $10,000 for service on each of the Audit Committee, the Compensation Committee and the Compliance Committee, as applicable. On February 9, 2016, each director on such date also received an annual award of phantom stock units equal to 19,425 shares, other than Mr. Carlino, who received an annual award of phantom stock units equal to 29,138 shares in recognition of his service as Chairman of the Board. The number of phantom stock units awarded to the directors was determined based on the closing price of the Company's stock on February 8, 2016 ($12.87) in order to approximate a value of $250,000 per director (or $375,000, in the case of Mr. Carlino). Each award vests in four equal annual installments from the date of grant.

2016 Director Compensation Table

        The following table sets forth information with respect to all compensation awarded to the Company's non-employee directors during the last completed fiscal year and currently outstanding.

	Current Year Compensation			Outstanding

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)	Stock Ticker	Stock Awards (2)

Peter M. Carlino	50,000	375,006	425,006	PENN	328,526
				GLPI	43,445

Harold Cramer	80,000	250,000	330,000	PENN	43,076
				GLPI	1,600

David A. Handler	60,000	250,000	310,000	PENN	43,076
				GLPI	1,600

John M. Jacquemin	60,000	250,000	310,000	PENN	43,076
				GLPI	1,600

Barbara Shattuck Kohn	70,000	250,000	320,000	PENN	43,076
				GLPI	1,600

Ronald J. Naples	60,000	250,000	310,000	PENN	42,438
				GLPI	797

Jane Scaccetti	60,000	250,000	310,000	PENN	31,368

(1)
The amounts listed are calculated based on the closing price on the day prior to grant date.

(2)
Stock awards represent phantom stock unit awards outstanding as of December 31, 2016. Stock awards outstanding include outstanding phantom stock unit awards in GLPI received by non-employee directors on a one time basis as part of the Spin-Off, as more particularly described on page 49 of this Proxy Statement. Mr. Carlino's outstanding stock awards include 76,157 phantom stock units and 252,369 options in the Company and 26,534 restricted stock awards and 16,911 phantom stock units in GLPI (which are shares received pursuant to an exchange transaction entered into with the Company prior to the Spin-Off but does not include awards received as Chief Executive Officer and Chairman of the Board of GLPI). Mr. Handler's outstanding stock awards in GLPI do not include awards received for serving on the Board of GLPI subsequent to the Spin-Off.

Stock Ownership Guidelines for Directors

        The Board of Directors has established stock ownership guidelines for non-employee directors of the Company. Each non-employee director is expected to own and hold shares of common stock, including restricted stock and phantom stock units, equal in value to at least five times the annual cash retainer (exclusive of separate committee retainers) for non-employee directors in the applicable year. New non-employee directors have a period of three years from the date of initial election to achieve this ownership guideline. As of December 31, 2016, all non-employee directors who have served on the Board for at least three years were in compliance with these guidelines.

Shareholder Access Policy

        Shareholders who wish to communicate with directors should do so by writing to Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, Attention: Secretary. The Secretary of the Company reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Board committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Audit Committee.

PROPOSAL NO. 1

ELECTION OF CLASS III DIRECTORS

Information about Nominees and Other Directors

        The Board of Directors currently consists of eight members: Peter M. Carlino (Chairman), Harold Cramer, David A. Handler, John M. Jacquemin, Barbara Shattuck Kohn, Jane Scaccetti, Ronald J. Naples and Timothy J. Wilmott. The directors are organized into three classes, with each class elected to serve a three year term. Three Class III directors will be elected at the Annual Meeting to hold office, subject to the provisions of the Company's bylaws, until the annual meeting of shareholders of the Company to be held in 2020 and until their respective successors are duly elected and qualified.

Retirement of Harold Cramer

        Mr. Cramer, an instrumental member of the Board of Directors since 1994, is not being renominated and will retire at the Annual Meeting, at which time the Board intends to elect Mr. Cramer to serve as Director Emeritus. Following the Annual Meeting, the Board will consist of seven members while the Nominating and Corporate Governance Committee reviews potential replacement candidates. The Nominating and Corporate Governance Committee is also assessing changes to the existing Board committee structure in light of Mr. Cramer's retirement. Mr. Cramer's extensive experience building and managing a law firm and serving as chief executive officer of a large health care system has been invaluable to the Company in his role as director. During Mr. Cramer's tenure, the Company grew from a single racetrack into a gaming and racing company with twenty-nine properties in seventeen jurisdictions. The Company and the Board of Directors recognize and sincerely thank Mr. Cramer for his dedication and service to the Company and its shareholders over the last 23 years, and greatly appreciate that the Board will continue to benefit from Mr. Cramer's extensive experience and knowledge of the Company following his retirement.

Class III Nominees

        The following table sets forth the name, age, independence status, number of other public company boards, principal occupation and respective service dates of each person who has been nominated to be a director of the Company. Each nominee has consented to be named as a nominee and, to the knowledge of the Company, is willing to serve as a director, if elected. Should any of the nominees not remain a nominee at the end of the meeting (a situation which is not anticipated), solicited proxies may be voted by the holders of the proxies for a substitute nominee (unless a proxy contains instructions to the contrary).

Name of Nominee	Age	Independence	No. of Other Public Company Boards	Principal Occupation	Director Since	Term (if elected)

Peter M. Carlino (Chair)	70	No	1	CEO of Gaming and Leisure Properties, Inc.	1994	2020

Jane Scaccetti	63	Yes	1	CEO of Drucker & Scaccetti, P.C.	2015	2020

Timothy J. Wilmott	58	No	None	CEO of Penn National Gaming, Inc.	2014	2020

Nominee Qualifications

        Peter M. Carlino.    Mr. Carlino has served as the Company's Chairman of the Board since April 1994 and served as the Company's Chief Executive Officer from 1994 until the Spin-Off on November 1, 2013, when he assumed the role of Chairman and Chief Executive Officer of GLPI. Since

1976, he has also been President of Carlino Capital Management Corp., a holding company that owns and operates Carlino family businesses and oversees its investments, in which capacity he has been active in strategic planning and operations monitoring.

        The Nominating and Corporate Governance Committee recommended the nomination of Mr. Carlino, and the Board supports and approves such nomination, because he was the driving force behind the growth of long term shareholder value since the Company's initial public offering in 1994 until the Spin-Off. The Company's growth and shareholder value appreciation over this period is in large part due to Mr. Carlino's vision and leadership, which has enabled the Company to identify and pursue the development opportunities and to build the management team that has been the basis of the Company's long term growth. Moreover, as one of the largest beneficial owners of the Company's common stock, his interests are uniquely and significantly aligned with the Company's efforts to continue to grow long term shareholder value.

        Jane Scaccetti.    Ms. Scaccetti became a director in 2015. Ms. Scaccetti is the Chief Executive Officer of Drucker & Scaccetti, P.C., a public accounting and business advisory firm, of which she has been a principal since 1990. Ms. Scaccetti also serves as a director of Myers Industries, Inc. and Mathematica Policy Research, Inc.; trustee of Temple University; Chair of the Board of Temple University Hospital; and a trustee of Salus University. In addition, Ms. Scaccetti served as a director of The Pep Boys – Manny, Moe & Jack from 2002 until 2016; and of Nutrition Management Services Company from 1992 until 2010.

        The Nominating and Corporate Governance Committee recommended the nomination of Ms. Scaccetti, and the Board supports and approves such nomination, because of her financial expertise as a practicing CPA since 1977, as well as her management expertise as chief executive officer and as a director of other publicly traded companies. Her experience brings unique perspective to the Board and the Board is enhanced by Ms. Scaccetti's financial sophistication and expertise.

        Timothy J. Wilmott.    Mr. Wilmott has been a director since 2014. Mr. Wilmott joined the Company in February 2008 as President and Chief Operating Officer and was named Chief Executive Officer in November 2013. Mr. Wilmott served at Harrah's Entertainment (now Caesars Entertainment Corporation) from 1987 to 2008 and was Chief Operating Officer at Harrah's for approximately four years. In this position, he oversaw the operations of all of Harrah's revenue generating businesses, including 48 casinos, 38,000 hotel rooms and 300 restaurants.

        The Nominating and Corporate Governance Committee recommended the nomination of Mr. Wilmott, and the Board supports and approves such nomination, because of the perspectives and experience he brings as the Company's Chief Executive Officer and his success in leading the operations of the Company, including his commitment to diversifying its operations in a manner focused on returns while fostering its employees' commitment to deliver quality guest services across the property portfolio.

        In addition to the qualifications of each nominee for director described above, Peter M. Carlino, Jane Scaccetti and Timothy J. Wilmott are standing for re-election based upon the judgment, financial acumen and skill they have previously demonstrated as Board members, as well as their demonstrated commitment to serve on the Board.

Continuing Directors

        The following table sets forth the name, age, independence status, number of other public company boards, principal occupation and respective service dates of each person who will continue as a director after the Annual Meeting.

Name	Age	Independence	No. of Other Public Company Boards	Principal Occupation	Director Since	Term Expires

Class I Directors:

David A. Handler	51	Yes	1	Partner, Centerview Partners	1994	2018

John M. Jacquemin	69	Yes	None	President, Mooring Financial Corporation	1995	2018

Class II Directors:

Barbara Shattuck Kohn	65	Yes	None	Principal, Hammond Hanlon Camp LLC	2004	2019

Ronald J. Naples	70	Yes	1	Director of P.H. Glatfelter Company, Glenmede Trust Company and the Philadelphia Contributionship	2013	2019

        David A. Handler.    Mr. Handler has been a director since 1994. In August 2008, Mr. Handler joined Centerview Partners as a Partner. Centerview Partners is an independent financial advisory and private equity firm. From April 2006 to August 2008, he was a Managing Director at UBS Investment Bank. In November 2013, Mr. Handler became a director of Gaming and Leisure Properties, Inc.

        The Board supported and approved the nomination of Mr. Handler in 2015 because of his investment banking and capital markets experience, which includes a focus on mergers and acquisitions and other significant transactions, which complements his long term exposure to the gaming industry. Mr. Handler's background has been an invaluable asset to the Company over the years, particularly in connection with evaluating potential acquisition and financing opportunities.

        John M. Jacquemin.    Mr. Jacquemin has been a director since 1995. Mr. Jacquemin is President of Mooring Financial Corporation, a group of financial services companies founded by Mr. Jacquemin in 1982 that specializes in the purchase and administration of commercial loan portfolios.

        The Board supported and approved the nomination of Mr. Jacquemin in 2015 because of his experience with private equity funds specializing in restructurings, workouts and the valuation of distressed debt. The nature of these investments requires an intimate and sophisticated understanding of financial statements to enable the identification of growth opportunities in troubled companies, as well as valuation expertise. This experience brings unique perspective to the Board and is enhanced by Mr. Jacquemin's financial sophistication and financial statement expertise and long-term exposure to the gaming industry.

        Barbara Shattuck Kohn.    Ms. Shattuck Kohn has been a director since 2004 and is a Principal at Hammond Hanlon Camp LLC, a strategic advisory and investment banking firm. Prior to joining Hammond Hanlon Camp LLC in 2012, Ms. Shattuck Kohn was a Managing Director of Morgan Keegan – Raymond James. Morgan Keegan & Company, Inc. was acquired by Raymond James Financial from Regions Financial Corp. and was the successor to Shattuck Hammond Partners, an investment banking firm Ms. Shattuck Kohn co-founded in 1993. Prior to 1993, she spent 11 years at Cain Brothers, Shattuck & Company, Inc., an investment banking firm she also co-founded. From 1976 to 1982, she was a Vice President of Goldman, Sachs & Co. Ms. Shattuck Kohn began her career as a municipal bond analyst at Standard & Poor's Corporation.

        The Board supported and approved the nomination of Ms. Shattuck Kohn in 2016 because of her substantial experience in investment banking, capital markets and project finance. Further, she possesses the experience, financial sophistication and financial statement expertise necessary to evaluate potential acquisition and financing opportunities for the Company, and she was instrumental in evaluating both the preferred equity investment in the Company by Fortress Investment Group, LLC in 2008 and the Spin-Off in 2013. This financial background is ideally suited for Ms. Kohn's service on the Audit and Compensation Committees, and her reputation, integrity, judgment and proven leadership ability meets both the Board's high standards and the rigorous requirements of the various regulatory agencies with jurisdiction over the Company.

        Ronald J. Naples.    Mr. Naples has been a director since June 2013. Mr. Naples also serves as a director of P.H. Glatfelter Company, Glenmede Trust Company and the Philadelphia Contributionship. Mr. Naples served as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania, having been appointed to that position by the Governor of Pennsylvania, from April 2009 until February 2011. From 1997 until May 2009, Mr. Naples was the Chairman of Quaker Chemical Corporation, a public specialty chemical company serving the metalworking and manufacturing industries worldwide, and served as Quaker's Chief Executive Officer from 1995 to 2008. Previously, Mr. Naples was Chairman and Chief Executive of Hunt Manufacturing Company, a public company, from 1981 to 1995. He also served as Chairman of the Federal Reserve Bank of Philadelphia.

        The Board supported and approved the nomination of Mr. Naples in 2016 because of his significant business experience as a chief executive officer and director of large, publicly traded corporations, his significant government and regulatory experience as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania and as Chairman of the Federal Reserve Bank of Philadelphia, his impressive educational background and distinguished military career as well as his reputation, integrity, judgment and proven leadership ability that meets both the Board's high standards and the rigorous requirements of the various regulatory agencies with jurisdiction over the Company. In addition, Mr. Naples' military, leadership and regulated company experience is invaluable in the context of his service on the Compliance Committee.

        The Board of Directors unanimously recommends that the shareholders vote "FOR" each of the nominees.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS
THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

        The Audit Committee has selected Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017, and the shareholders are being asked to ratify this selection. For the fiscal years ended December 31, 2015 and 2016 (and going back until 2006), Ernst & Young LLP ("EY") served as our independent registered public accounting firm. Consistent with its duty to oversee the Company's independent accounting firm, the Audit Committee conducted a request for proposal process relating to the Company's independent audit firm in late 2016. After an extensive process, and a thorough analysis of the proposals received, on March 4, 2017, we dismissed EY as our independent registered public accounting firm and formally engaged Deloitte to be our independent registered public accounting firm for the fiscal year ending December 31, 2017. For additional information regarding the change in independent registered public accounting firm, please see "– Dismissal of Independent Registered Public Accounting Firm" below.

        All audit and non-audit services provided by Deloitte will be approved by the Audit Committee. In addition, the Audit Committee is responsible for audit fee negotiations with Deloitte. Deloitte has advised the Company that it has no direct or material indirect interest in the Company or its affiliates. Representatives of Deloitte are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Representatives of EY are not expected to attend the Annual Meeting. The favorable vote of a majority of the votes cast at the Annual Meeting is required to approve the ratification of the selection of the Company's independent registered public accounting firm.

        A description of aggregate fees for professional services performed by EY, which served as our independent registered public accounting firm for fiscal 2016 and fiscal 2015 is as follows:

	Fiscal 2016	Fiscal 2015

Audit Fees(1)	$4,298,625	$4,332,287

Audit-Related Fees(2)	40,000	135,000

Tax Fees(3)	51,200	325,614

Total Fees	$4,389,825	$4,792,901

(1)
Audit fees include fees associated with the annual audit, reviews of the Company's quarterly reports on Form 10-Q, annual audits required by law for certain jurisdictions, comfort letters, consents and other audit and attestation services related to statutory or regulatory filings. Audit fees also include the audit of the Company's internal controls over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002. Audit fees also include approximately $89,300 and $400,000 of additional fees related to incremental work associated with the Company's 2016 and 2015 acquisitions, respectively.

(2)
Audit related fees include fees for the audit of the Company's 401(k) plan, as well as due diligence costs related to the Prairie State Gaming acquisition.

(3)
Tax fees include fees for property tax consultations.

Audit Committee Pre-Approval Policy

        The Audit Committee's Audit and Non-Audit Services Pre-Approval Policy provides for the pre-approval of audit and non-audit services performed by the Company's independent registered public accounting firm. Under the policy, the Audit Committee may pre-approve specific services, including fee levels, by the independent registered public accounting firm in a designated category (audit, audit-related, tax services and all other services). The Audit Committee may delegate, in writing, this authority to one or more of its members, provided that the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting. In 2016, all of the services provided by EY were pre-approved by the Audit Committee.

Dismissal of Independent Registered Public Accounting Firm

        On March 4, 2017, the Audit Committee (i) dismissed EY as the Company's independent registered public accounting firm, and (ii) formally engaged Deloitte to be the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017. This decision was the result of a thorough request for proposal process, and the Audit Committee ultimately selected Deloitte based on, among other things, Deloitte's extensive experience in the gaming industry.

        The audit reports of EY on the Company's consolidated financial statements for each of the two most recent fiscal years ended December 31, 2016 and December 31, 2015 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2016 and 2015, and in the subsequent interim period through March 4, 2017, there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures that, if not resolved to the satisfaction of EY would have caused EY to make reference to the matter in their report.

        As disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the "2015 10-K"), management concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2015 as a result of the following material weaknesses: (i) the Company failed to maintain effective controls and procedures over the evaluation and accounting of certain complex and non-routine transactions, including lease transactions and (ii) the Company failed to maintain effective controls and procedures over the calculation of impairment charges for goodwill and indefinite-lived intangible assets. A description of the material weaknesses is contained in Item 9A of the 2015 10-K. These material weaknesses were remediated as of December 31, 2016, and EY's report expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting as of December 31, 2016. The Audit Committee has discussed the matter described in this paragraph with EY and has authorized EY to respond fully to the inquiries of a successor accountant concerning such matter.

        The Company provided EY with a copy of the foregoing disclosures and requested that EY furnish a letter addressed to the SEC stating whether it agreed with the above statements made by the Company. A copy of such letter, dated March 8, 2017, is filed as Exhibit 16.1 to our Current Report on Form 8-K filed on March 8, 2017.

        During the fiscal years ended December 31, 2016 and 2015 and in the subsequent interim period through March 4, 2017, the Company did not consult with Deloitte regarding any matter relating to either (i) the application of accounting principles to a specified transaction, either completed or contemplated, or the type of audit opinion that might be rendered on the Company's financial statements or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a "reportable event" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

        The Board of Directors unanimously recommends that shareholders vote "FOR" the ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE COMPENSATION PAID TO
THE COMPANY'S NAMED EXECUTIVE OFFICERS

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") and Section 14A of the Exchange Act require public companies to give their shareholders the opportunity to cast advisory votes relating to the compensation paid to the Company's named executive officers. Accordingly, we are providing shareholders the opportunity to approve, on an advisory basis, determinations made by the Compensation Committee and the Board of Directors regarding the compensation of our named executive officers, as such compensation is described in the Compensation Discussion and Analysis section, and the subsequent tabular and narrative disclosure beginning on page 31 of this Proxy Statement (the "CD&A"). We currently conduct this advisory vote on an annual basis. We are requesting your nonbinding vote on the following resolution:

      "RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure included in the Company's proxy statement for the 2017 Annual Meeting of Shareholders."

        We believe shareholders should approve of the Company's compensation program because it is appropriate in the context of industry standards and is heavily weighted towards performance-based compensation that align executive compensation with shareholder interests. As more specifically described in the CD&A, the Compensation Committee believes the compensation paid to Mr. Wilmott, the Company's Chief Executive Officer, is reasonable and appropriate in light of the Company's scale, objectives, achievements and performance.

        We urge you to carefully review the CD&A so that you have a complete understanding of how important our compensation program is to the continued success of the Company. You will find in the CD&A a detailed discussion of the Company's pay-for-performance compensation philosophy, the elements of our compensation program and the specific payments made to named executive officers with respect to 2016. The Company's compensation program is fundamental to the approach we employ to attract, motivate and, most importantly, retain our named executive officers. To that end, we believe we have designed a compensation program that is strongly grounded on pay-for-performance principles, and which features a significant amount of "at risk" compensation, as described in more detail in the CD&A.

        We believe that the Company's long term stock performance, as illustrated on page 33 amply supports the compensation paid to the named executive officers. As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, we urge you to endorse our pay-for-performance compensation program, particularly in light of the Company's strong performance and significant achievements over both the short-term and long-term.

        The Board of Directors unanimously recommends that shareholders cast their advisory vote "FOR" approval of the compensation of the named executive officers described in the Compensation Discussion and Analysis and as otherwise disclosed in this Proxy Statement.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF THE SHAREHOLDER ADVISORY VOTE
TO APPROVE COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS

        In addition to requiring an advisory vote to approve the compensation of the Company's named executive officers, the Dodd-Frank Act and Section 14A of the Exchange Act also require us to include in our proxy statement this year a separate non-binding advisory vote regarding whether the non-binding advisory vote on executive compensation should be held every one, two or three years. Accordingly, the Company is presenting this proposal, which gives you the opportunity to inform the Company as to how often you think the Company should include a say-on-pay proposal, similar to Proposal No. 3, in our proxy statement.

        The option receiving the greatest number of votes (every one, two or three years) will be considered the frequency approved by shareholders. However, because this vote is advisory and not binding, the Board may decide to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

        The Board recognizes that there are a variety of views and opinions as to the appropriate frequency for shareholders to vote to approve the compensation provided to the Company's named executive officers. We believe that our compensation program is carefully structured to provide for predominantly performance-based compensation and that the actual amounts paid are reasonable and consistent with the market and the Company's performance, as described in detail in our "Compensation Discussion and Analysis" on pages 31 through 49. As a result, the Company welcomes feedback from shareholders on its compensation practices on an annual basis.

        The Board of Directors unanimously recommends that the shareholders vote for the frequency of ONE YEAR for holding an advisory vote to approve the compensation of the Company's named executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

        For purposes of the following Compensation Discussion and Analysis, the terms "Committee," "we" or "our" refer to the Compensation Committee of the Board.

Executive Compensation Highlights

        Our compensation program:

  •
  Includes a mix of fixed and variable pay designed to create sustainable long term value for our shareholders;

  •
  Defers a significant portion of variable pay as equity based awards, encouraging both shareholder alignment and retention;

  •
  Includes both long-term and short-term components;

  •
  Focuses on "at risk" compensation, with 75% of our CEO's total compensation at risk;

  •
  Benchmarks compensation at the median of our peer group; and

  •
  Implements performance based vesting for a meaningful portion of equity awards for the Company's senior executives, with each grant not fully vesting until the third anniversary of the grant.

Key Features of our Executive Compensation Program

	What We Do		What We Don't Do

✓	Pay for Performance – Our program focuses on "at risk" compensation in order to better align performance with compensation values earned	☒	No Single Trigger Change in Control – We have eliminated single trigger vesting upon a change in control in our equity plan and employment agreements

✓	Performance Based Vesting – Our program includes equity awards with performance based vesting	☒	No Tax Gross Ups – Our employment agreements do not contain tax indemnification provisions

✓	Multiple Performance Metrics – Incentive compensation is tied to both short and long term measures to encourage balanced incentives	☒	No Discounting or Repricing of Options – We prohibit discounting or repricing options and restrict margin lending

✓	Share Ownership Guidelines – All directors and named executive officers exceed the Company's significant stock ownership requirements	☒	No Supplemental Retirement Plans – We do not have any defined benefit pension programs or other supplemental executive retirement plans

✓	Clawback Policy – Our policy provides for the recovery of compensation in certain circumstances	☒	No Excessive Perquisites – Our executive officers have very limited perquisites

✓	Equity Awards – We have a policy to ensure the consistency of the Company's equity award process	☒	No Hedging or Pledging – Hedging and pledging of the Company's stock is prohibited

✓	Minimum Vesting – Our long-term equity plan provides for a minimum vesting period for all awards	☒	No Liberal Share Counting – We prohibit "liberal share counting" under the Company's equity plans

Executive Summary

        The Company's 2016 financial results once again highlight our ability to generate free cash flow and de-lever our balance sheet, while continuing to invest in return focused expansion initiatives. From a financial perspective, the Company's revenues increased 7% (to $3.0 billion), net income increased exponentially (from $0.7 to $109.3 million) and adjusted EBITDA increased 6% (to $843.8 million). (See Reconciliations and Non-GAAP Financial Measures on page 49 of this Proxy Statement.).

Net Income (Loss) (in millions)	Adjusted EBITDA (in millions)

        This performance was attributable to recent additions to our portfolio, as well as improved operating margins, the ongoing ramp of our Ohio operations and our expanded retail gaming and social gaming operations through Prairie State Gaming and Penn Interactive Ventures, respectively. We believe the Company remains favorably positioned for continued growth in 2017 and beyond, as we continue to strategically expand and diversify our earnings mix, while strengthening our omni-channel relationships with more than three million active customers in our database, through the prudent deployment of capital at our regional gaming properties, our Las Vegas Strip property, and through our expanding retail and social gaming platforms. Finally, reflecting the Company's commitment to prudent capital management, the Company has taken several steps in 2017 to date to strengthen its capital structure further, including refinancing its credit facilities and announcing a stock repurchase program for up to $100 million of shares over a two year period.

Company Stock Performance

        While our stock did not perform to our historical standards in 2016, we believe that the projects completed and initiatives undertaken in 2016 have significantly improved our Company's prospects and set the stage for 2017 and beyond. In fact, our stock price increased by 34% during the first quarter of 2017 (from $13.79 to $18.43). Furthermore, we believe that the Company's long term stock performance strongly supports the compensation paid to the named executive officers. As highlighted in the chart below, an investment of $100 in the Company made on January 1, 2007 would have been worth $146.58 as of the close of business on December 31, 2016 (as adjusted to reflect the Spin-Off) versus an average of $48.89 for the same investment in our peer group companies with comparable trading histories.

(1)
Total shareholder return is based on a $100 investment on January 1, 2007 in the applicable stock or index (based on the closing prices on December 31, 2006). The return is determined assuming quarterly investment of dividends and, in the case of the Company, reflects the effect of the Spin-Off as described on page 49 of this Proxy Statement. The shareholder return for the Company does not reflect the performance of GLPI (other than the one time cash and stock dividend of $11.84 related to its Earnings and Profits purge made in connection with its election to be taxed as a real estate investment trust (the "Purge")), including the quarterly dividends paid by GLPI following the Spin-Off.

(2)
The peer group shown here consists of Boyd Gaming Corporation, Caesars Entertainment Corporation, Isle of Capri Casinos, Inc., MGM Resorts International, Pinnacle Entertainment, Inc. and Red Rock Resorts, Inc. This group is the same peer group used for compensation comparison purposes, as described on page 40 of this Proxy Statement, except that Las Vegas Sands Corp. and Wynn Resorts, Ltd. are excluded because they do not have comparable investment focus during the relevant periods due to their significant international operations.

Company Performance Highlights

        Significant achievements for 2016 include the following:

  •
  Revenues increased 7% (to $3.0 billion), net income increased exponentially (from $0.7 million to $109.3 million) and adjusted EBITDA increased 6% (to $843.8 million), as the Company continued to expand its industry-leading margins.

  •
  In the first half of 2016, the Company implemented its Marquee Rewards player loyalty program at the Tropicana Las Vegas, which has led to a total of 37,000 room nights from members since introduction. During 2016, the Company also announced its partnership with celebrity chef Robert Irvine, who will open his first signature restaurant at the property in the summer of 2017.

  •
  In August, the Company acquired Rocket Speed, Inc. (f/k/a Rocket Games, Inc.), a leading social gaming developer with a library of over 50 social casino games, in an accretive transaction that greatly expanded the scale and capabilities of Penn Interactive Ventures and further diversified the Company's portfolio of leading entertainment assets.

  •
  The Company continued its growth in the Illinois retail gaming sector and, late in the year, completed two small accretive tuck-in acquisitions. As a result, Prairie State Gaming now services 1,437 terminals in 317 bar and retail gaming establishments.

  •
  The Company continued to make significant progress towards diversifying the sources of its earnings, as assets not subject to our master lease contributed more than 6% of our income from operations and 13% of adjusted EBITDA in 2016, up from approximately 2% and 4% in 2014, respectively.

  •
  Hollywood Casino Jamul-San Diego, for which the Company provides management and branding services, held its grand opening in October 2016 on the Jamul Indian Village's land in trust. Shortly after this opening, the Company refinanced its loan to the Jamul Tribe and applied the net proceeds of approximately $274 million to reduce outstanding indebtedness under its corporate revolving credit facility.

  •
  As a result of the Jamul refinancing and the significant cash flows generated from operations, the Company lowered its GAAP debt to total adjusted EBITDA ratio at December 31, 2016 to approximately 5.84x, from 6.62x at December 31, 2015.

  •
  Reflecting the above achievements and the strength of its balance sheet, the Company refinanced its credit facilities in January 2017, lowering its cost of capital while extending and staggering maturities. In addition, given the Company's strong cash flow generation, in February 2017 the Board of Directors approved a stock repurchase program for up to $100 million of shares over a two-year period in order to begin to return capital to its shareholder base.

  •
  The operational improvements made by the Company over the last year led to a very strong first quarter of 2017 for the Company.

  •
  In March 2017 the Company also announced that it had entered into a definitive agreement to acquire the operations of Bally's Casino Tunica and Resorts Casino Tunica in an accretive transaction that is expected to generate synergies with the Company's existing Hollywood Casino Tunica in Mississippi.

        For a complete discussion of the Company's performance in 2016, please see Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 41 to 71 of the Company's Annual Report on Form 10-K for the year ended December 31, 2016, a copy of which is included in the Annual Report to Shareholders delivered in connection with this Proxy Statement.

Company Strategy

        The Company has developed an omni-channel approach using the Marquee Rewards loyalty program to connect with its over 3 million active customers through multiple platforms, including 29 regional gaming facilities, a destination property on the Las Vegas Strip (Tropicana Las Vegas), retail gaming in local bars and taverns (through Prairie State Gaming) in Illinois and potentially in other states and interactive gaming (through Penn Interactive Ventures, which includes our offerings on Hollywoodcasino.com and from Rocket Speed, Inc.). We believe this approach allows us to develop deeper and more meaningful relationships with our customer base and differentiates us from our peers.

Omni-Channel Approach

2016 Growth Initiatives

        We believe the Company is favorably positioned for growth in 2017 and beyond, as we begin to realize the impact of our recent transactions and growth initiatives.

        The Company completed the integration of its Marquee Rewards player loyal program at the Tropicana Las Vegas, which has led to over 37,000 room nights from Marquee Rewards members since the introduction. The Company also announced a new restaurant by celebrity chef Robert Irvine, which will open in the summer of 2017.

        Prairie State Gaming, a leading Illinois retail video gaming terminal operator, further expanded its reach through two accretive tuck-in acquisitions, and Prairie State Gaming now services 1,437 terminals in 317 bar and retail gaming establishments.

        In August 2016, the Company acquired Rocket Speed, Inc., a leading social gaming developer with a library of over 50 social casino games, in an accretive transaction that greatly expanded the Company's interactive capabilities and further diversified its portfolio of leading entertainment assets.

        In addition to the above initiatives, the Company continues to carefully evaluate opportunities for further growth. For instance, in March 2017 the Company announced that it had entered into a definitive agreement to acquire the operations of Bally's Casino Tunica and Resorts Casino Tunica in an accretive transaction that is expected to generate synergies with the Company's existing Hollywood Casino Tunica in Mississippi.

        For a complete discussion of the Company's performance in 2016, please see Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, a copy of which is included in the Annual Report to Shareholders delivered in connection with this Proxy Statement.

Key Compensation Practices

        The Committee, in consultation with the Consultant, management and the full Board, routinely considers compensation practices suggested by the Company's shareholders as a result of the Company's shareholder outreach efforts, as well as those identified as "best practices" by various market constituents. With all such suggestions, we strive to incorporate into our compensation program the practices we believe will most effectively support the Company's continuing efforts to create shareholder value. Over the last several years we have incorporated many of these practices into our compensation program, including:

•
Utilizing a carefully tailored equity compensation program to incentivize our management team, while at the same time reducing the overall value of annual equity compensation awarded to employees in 2016 relative to pre Spin-Off levels. This practice considers overhang and burn rate under the Company's 2008 Plan while maintaining alignment between shareholders and management.

•
Beginning in 2016, implementing a performance share program that contains performance based vesting for a meaningful portion of equity awards for the Company's top executives, with each grant subject to a three year vesting period.

•
Creating a pay-for-performance environment by linking incentive based compensation to the achievement of measurable and relevant performance metrics, including EBITDA and stock price performance.

•
Eliminating employment agreements containing "single trigger" change in control provisions and amending the 2008 Plan to eliminate automatic vesting of equity upon a change in control.

•
Eliminating tax indemnification (i.e., "golden parachute" gross up) provisions from employment agreements.

•
Implementing meaningful and recently increased share ownership guidelines for directors and executive officers.

•
Amending the 2008 Plan in early 2017 to provide for a minimum vesting period.

•
Adopting a clawback policy with respect to executive compensation.

•
Limiting perquisites for executives.

•
Not implementing defined benefit pension programs or other supplemental executive retirement plans for executives.

•
Adjusting the Company's cash bonus program to increase the amount of compensation "at risk" to better align the Company's bonus structure with that of its peers and tailor the mix between bonus awards and equity grants so that executives in positions that focus on operations are rewarded more through bonus awards that track operational results, while those in positions that focus on corporate strategy are rewarded more through equity grants.

•
Eliminating block equity grants (i.e., awarding a fixed number of shares or options to each recipient each year) in favor of grants based on a percentage of salary and eliminating our previous external measure of the annual incentive plan in order to, among other things, more fairly allocate equity grants across the senior management team, better incentivize senior management and reduce the overall amount and expense associated with total targeted pay for our top executives.

•
Granting equity based awards that incorporate a fungible share feature applicable to all full value awards, which is based on the theory that a full value award is worth more than an award payable in shares in the form of a stock option or stock appreciation right. As such, the approved pool of equity available for equity based awards is reduced to a greater extent by awards of full value equity grants and is consistent with prevailing views of "best practices."

•
Employing compensation programs that do not incentivize short term results to the detriment of long term goals or encourage excessive risk taking.

•
Adopting an Equity Based Award Policy to ensure a consistent application of the Company's equity award process.

•
Prohibiting the Company's directors and executive officers from engaging in hedging or pledging transactions involving Company shares.

•
Prohibiting "liberal share counting" under the Company's equity plans.

•
Prohibiting discounting and repricing options.

•
Utilizing share repurchase programs (when appropriate) to capitalize on prudent stock repurchase opportunities that help offset the potential dilution from shares granted pursuant to incentive awards.

        We will continue to evaluate and consider input from our shareholders and emerging "best practices" to ensure that our compensation programs contain the features necessary to properly align the interests of our executives with the interests of our shareholders.

Stock Ownership Guidelines for Senior Management

        The Compensation Committee has established stock ownership guidelines for senior management, which are reevaluated periodically. In 2015, the ownership guidelines for our executive officers were increased to reflect the following requirements:

Position	Ownership Guidelines
Chief Executive Officer	Five times base salary
Chief Operating Officer	Three times base salary
Chief Financial Officer	Three times base salary
Chief Development Officer	Two times base salary
General Counsel	Two times base salary

        The Chief Executive Officer is authorized to set ownership requirements for other members of the senior management team as appropriate. As with the director stock ownership guidelines, the value of a senior officer's stock ownership at any time will be based on the aggregate value of common stock, restricted stock and phantom stock units held by such senior officer. Each officer is required to achieve compliance with these guidelines within five years of assuming his or her current position and, once achieved, ownership of the required amount must be maintained for as long as the individual is subject to these guidelines. As of December 31, 2016, all named executive officers were in compliance with this policy.

Shareholder Outreach and Say on Pay Vote

        We received 99.1% support for our say on pay vote in 2016. We believe this overwhelming support, which was the highest among any of our peer gaming companies, demonstrates that our shareholders recognize our commitment to incorporating "best practices" into our compensation program, as well as our sensitivity to shareholder views on compensation. During 2016, the Company continued its long standing practice of detailed, frequent communication and discussion with shareholders, including direct dialogue with most of its top 40 shareholders regarding executive compensation issues and corporate governance issues.

        By way of overview, the Company continues to hold quarterly conference calls in which management limits its prepared remarks in favor of creating an open forum to allow shareholders and analysts an opportunity to ask about matters of most interest to them. The Company employs an outside investor relations firm to facilitate the Company's frequent and comprehensive shareholder communications. For instance, the Company issued a total of 16 national press releases throughout the year to keep investors informed of noteworthy business developments. The Company also continues to provide financial and other disclosure beyond that required by the SEC on matters such as management's views on industry trends, pending legislation and quarterly and annual earnings estimates (guidance). Further, members of the Company's senior management team maintained an active schedule of participation at institutional investor conferences, shareholder meetings and management staffed tours of our facilities throughout 2016. We also regularly host investor and analyst meetings at our corporate offices and arrange for investors and analysts to visit our facilities (before and after they open) and meet with local management. At the Global Gaming Expo, the gaming industry's annual trade show in Las Vegas, executives participated in a high number of investor events and conducted a large number of group meetings with analysts and investors and hosted a full day of one-on-one and group meetings with investors, shareholders, analysts and members of the media at Tropicana Las Vegas. These outreach efforts afford investors and prospective investors with constructive forums to discuss with management a wide variety of subjects important to them, including executive compensation, and provide useful feedback for management.

        We believe our discussions with investors have been especially important with regard to our compensation program. For instance, based in part on our dialogue with shareholders, the Company implemented a performance share program beginning in 2016 the Company's top executives, which contains performance based vesting for a meaningful portion of equity awards, with each grant subject to a three year vesting period. The Company also amended the 2008 Plan to provide for a minimum vesting period and to eliminate automatic vesting of equity following a change in control.

        Another direct result of our shareholder engagement was the Board's determination to amend the Company's bylaws in December 2014 to eliminate a provision (sometimes referred to as a "golden leash") that generally prohibited an individual from qualifying for service as a director of the Company if he or she is a party to any compensatory or other financial arrangement with any third party in connection with his or her candidacy or service as a director of the Company. This action was taken following numerous discussions between the Company and certain of its shareholders as part of the Company's shareholder outreach efforts, after which the Board concluded it was in the interest of the Company and its shareholders to remove the provision from the bylaws.

Executive Compensation Benchmarking Peer Group

        We review the Company's peer group at the beginning of each year to determine whether any changes are warranted from the prior year's peer group. The companies that make up the Company's peer group are its business competitors as well as its primary source of, and primary competition for, executive talent. Many of the Company's executives have been recruited from these other gaming enterprises. In addition, since gaming and racing are highly specialized and regulated industries, it takes a high degree of experience and prior knowledge to provide effective oversight and guidance to multiple gaming and racing properties in a variety of jurisdictions. Also, the Company's executive officers are required to submit to extensive investigations conducted by the state police, or an equivalent investigatory agency, of their personal and family financial records, their character and their competency in order to be found "suitable" to serve in their respective capacities in each of the jurisdictions in which the Company operates. Accordingly, the pool for executives capable and willing to serve in an executive capacity in a publicly traded, multi-jurisdictional gaming and racing company tends to be limited, and in many cases consists mostly of individuals who are already working within the gaming industry and within our peer group. For these reasons, we have determined that the appropriate peer group for the Company consists of the most prominent companies in the commercial gaming industry. We believe that this peer group is appropriate for determining relative industry performance as well as for recruitment and retention purposes. Importantly, this decision was made in recognition of the fact that the Spin-Off (which had the effect of reducing the Company's market capitalization) did not materially alter the scale or complexity of the Company's businesses.

        As illustrated below, the Company's total compensation in 2016 for its top 5 executive officers was 36% below the market median for the benchmarked positions based on publicly disclosed information for peer companies (based on 2015 pay levels).

        We added Red Rock Resorts, Inc. to the peer group to be used for compensation comparison purposes in 2016 following Red Rock's initial public offering in April 2016. As a result, our peer group now consists of Boyd Gaming Corporation, Caesars Entertainment Corporation, Isle of Capri Casinos, Inc., Las Vegas Sands Corp., MGM Resorts International, Pinnacle Entertainment, Inc., Red Rock Resorts, Inc. and Wynn Resorts, Ltd. For information regarding the peer group we use for shareholder return comparison purposes, please see page 33 of this Proxy Statement.

Overview of Compensation Program

Objectives of Compensation Program

        The overall objective of the Company's executive compensation program is to compensate members of management in a manner that most effectively incentivizes them to maximize shareholder value without taking undue financial risks. At the same time, the executive compensation program is intended to enable the Company to attract and retain the executive talent needed to grow and advance the strategic interests of an increasingly larger and more complex entity. For context, as of December 31, 2016, the Company operated twenty-seven facilities in seventeen jurisdictions (including one Tribal facility, several joint ventures and a government owned facility), employed 18,808 full- and part-time employees and had annual revenues of over $3 billion. In an environment where (i) the number of traditional gaming venues has grown exponentially in the U.S. and abroad over the last decade (increasing both the number of business competitors and competitors for talent, as well as reducing the potential upside from future domestic expansion), (ii) alternatives such as gaming REITs (of which there are now two, with a third expected to be launched later in 2017) and spin-offs, as well as the pronounced increase in private equity investment, are continuing to proliferate and (iii) internet gaming, social gaming and fantasy sports are rapidly gaining in popularity, the competition for executive talent in our industry has grown sharply. These factors are specifically contemplated in the Company's compensation objectives, which are to:

  •
  Align executive pay opportunities with shareholder value creation;

  •
  Create a pay-for-performance compensation program that will appropriately reward management for operational and strategic development success; and

  •
  Attract and retain the best possible management team for the Company to increase shareholder value and maintain the Company's credibility in the capital markets.

        Reflecting the Company's long term success in attracting and retaining the industry's best talent, the independent advisory groups, Bristol Associates and Spectrum Gaming Group, have recently named the Company the gaming industry's Employer of First Choice.

Compensation Philosophy

        To support the Company's compensation program objectives, we have adopted and annually review and confirm a compensation philosophy that serves as the guide for all executive compensation decisions. Our compensation philosophy is as follows:

          The Company intends to maintain an executive compensation program designed to attract and retain the executive talent needed to grow and further the strategic interests of the business. To this end, the Company offers a compensation and benefits program that will be sufficiently attractive to provide talented executives with good reason for joining and remaining with the Company and continuing in their efforts to improve shareholder value. The Company's program is designed to motivate and reward executives to achieve and exceed targeted results. Compensation received by the executives will be commensurate with the performance of the Company, prevailing market rates in the industry, and their own individual contributions by linking compensation to the achievement of objectively measured goals.

Risk Assessment

        In establishing and reviewing our executive compensation program, we consider, among other things, whether the program properly motivates executives to focus on the creation of shareholder value without encouraging unnecessary or excessive risk taking. As a result, the Committee carefully reviews the principal components of executive compensation. Base salaries are reviewed and set annually. Annual short-term incentive pay is focused on achievement of certain specific, readily quantifiable and tangible financial goals and is determined using multiple absolute and objective performance criteria, and in particular announced guidance pertaining to adjusted EBITDA targets (which is the key metric by which third parties value the Company). The other major component of our executive officers' compensation is long term incentives through a mix (which may vary from year to year and by level) of stock options, stock appreciation rights, performance-based restricted stock awards and phantom stock units that we believe are important to help further align executives' interests with those of our shareholders. Such grants are subject to long term vesting schedules, and executives are subject to minimum stock ownership requirements, to help ensure that executives always have significant value tied to long term stock price performance. We believe that these cash and incentive awards, especially when combined with the compensation clawback policy described on page 48 of this Proxy Statement, appropriately balance payment for performance and alignment of executive compensation with shareholders without encouraging unnecessary or excessive risk taking. Based on the Committee's review of the above factors, the Committee determined that the Company's compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

        We have designed a compensation program that is heavily weighted towards performance-based compensation, and which utilizes several different performance metrics designed to ensure that management is appropriately incentivized across a number of different business and economic environments, while also appropriately considering each of the principal objectives of the Company's business strategy. To that end, our compensation program is strongly grounded on pay-for-performance principles. As illustrated in the chart below, for example, in 2017 we expect target performance-based compensation (or "at risk" compensation), which includes stock options, other equity awards and EBITDA-based cash bonuses, for the Company's named executives officers to comprise 73% of target compensation. Of this amount, 30% of the equity awards granted to such officers are performance shares that are subject to performance based vesting only upon the achievement of specified performance goals, with each grant not vesting until the end of three one-year measurement periods.

Target 2017
Named Executive Officers Compensation

        The principal elements of the compensation program are described below. Please see "Analysis of Compensation" starting on page 46 for a discussion of the specific actions taken with respect to executive compensation for fiscal year 2016. For a detailed description of the Committee's role and responsibilities, as well as the retention and use of the Consultant, please see "Compensation Committee" beginning on page 16 of this Proxy Statement.

        Base Salary.    The base salary of our executive officers as a group is benchmarked against the 50th percentile (median) of base salaries of comparable executives within the Company's peer group. We benchmark against the median in order to set salaries that are competitive in the gaming industry and that will attract and retain qualified executives. Base salaries are then adjusted for certain qualitative factors, including specific position duties and responsibilities, tenure with the Company, individual contribution and position value to the Company and the overall reasonableness of an executive's pay package.

        Annual Short-Term Incentive.    The annual target short-term incentive compensation of our executive officers as a group is benchmarked against the 50th percentile (median) of annual short-term incentive compensation of comparable executives within the Company's gaming peer group. The Company's annual short-term incentive plan is designed to motivate the executive officers and other members of management to achieve the Company's carefully crafted short term operational objectives. To ensure that such executives are appropriately incentivized to maximize earnings for the Company, our annual short-term incentive plan in 2016 provided for the payment of incentive compensation based upon the Company's achievement of its adjusted EBITDA goal for the year of $398.126 million.

        The Committee believes that an annual incentive program that relies principally on adjusted EBITDA focuses our executives on the achievement of annual objectives that will most tangibly contribute to both short and longer-term shareholder gains. The Committee also believes that the long-term incentive program establishes the appropriate linkage to shareholder value creation in a way that is more representative of standard gaming industry practice than the previous external measure of the annual incentive program, thereby eliminating design variances that could contribute to executive retention challenges at a time when the industry is facing real challenges.

        The term adjusted EBITDA refers to earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring or unforeseen events. In order to provide a clear reconciliation to generally accepted accounting principles ("GAAP"), we have consistently based our adjusted EBITDA calculation on the Company's income from operations excluding charges for stock compensation, debt extinguishment and financing charges, depreciation, amortization, gain or loss on disposal of assets and other non-recurring events, such as impairment charges, and inclusive of gain or loss from the Company's joint ventures with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas. We measure our annual short-term incentive plan based on adjusted EBITDA because it is an objective and quantifiable measurement for the Company's financial performance, as well as for comparing the Company's performance to others within the industry, as EBITDA is the most commonly used performance metric in gaming. Quite simply, it is both the most well established way to gauge a gaming company's value over time and relative to its peers. Each quarter, the Company publicly discloses its adjusted EBITDA in connection with its quarterly announcement of earnings, and provides a reconciliation of adjusted EBITDA to net income (GAAP) and income from operations (GAAP) to adjusted EBITDA in connection with each such announcement. In addition, for transparency with investors, the Company provides a quarterly reconciliation of actual adjusted EBITDA to the Company's stated guidance targets. From time to time we make adjustments to the publicly reported adjusted EBITDA results for purposes of adjusted EBITDA used to determine the annual short-term incentive compensation in accordance with the terms of the 2008 Plan. These adjustments are made in connection with unanticipated, one time and non-recurring events. We also include rent payments associated with our Master Lease agreement with GLPI in adjusted EBITDA for purposes of our annual short-term incentive compensation program. We have determined to use adjusted EBITDA as part of the annual short-term incentive plan calculation again in 2017.

        The target bonus is payable when the Company meets or exceeds its adjusted EBITDA goal for a given year, subject to any adjustments permitted under the 2008 Plan to account for certain extraordinary or unforeseen events ("Target EBITDA"). The Company must achieve at least a "threshold" amount of adjusted EBITDA (currently set at 85% of Target EBITDA) in order for executives to receive any portion of the annual short-term incentive bonus. In order for the Company's executives to receive the maximum amount of annual short-term incentive bonus the Company must achieve a "stretch" amount of adjusted EBITDA (currently set at 115% of Target EBITDA). In order to help manage potential payouts, annual short-term incentive opportunities are capped at the maximum bonus levels for such executive, regardless of the extent to which performance exceeds targeted levels. In addition, the amount of bonus for each executive is subject to reduction in the event that such executive does not achieve certain pre-approved and measurable professional goals for the year. We have typically elected to pay this award in cash, although we have discretion to pay this award in cash, equity or any combination of cash and equity. We set the ranges of bonuses payable to each executive as a percentage of annual base salary, consistent with the incentive programs and practices used by the Company's peer group.

        Equity Compensation.    We believe that the award of equity compensation is a critical component of the Company's executive compensation program because equity compensation directly and tangibly ties executive compensation to management's ability to increase shareholder value. Our experience has shown us that equity compensation fosters an atmosphere where employees "think like owners" and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company's shareholders. Accordingly, we believe that equity compensation is an excellent tool to reflect the Company's principles of "pay for performance" so that an appropriate portion of each executive's compensation package will align with shareholder value. We also believe that this culture of employee ownership has been a significant contributing factor to the Company's success and will continue to play a vital role in future success. More specifically, in an industry that is growing in scope and complexity, we believe that equity compensation is a critical tool in attracting and retaining executives with the type of entrepreneurial spirit that we believe is integral to the Company's success, as well as for incentivizing them to explore creative approaches to unlock shareholder value, such as the Spin-Off or our new business lines.

        Consistent with the Board's desire to maximize shareholder value, we have taken steps to protect shareholder interests and promote shareholder value in both the design and the administration of the equity compensation program. Under the terms of the 2008 Plan, awards to employees are administered by the Committee. The vesting schedules for awards are designed to encourage employees to focus on the long-term success of the Company by requiring employees to remain with the Company for a number of years (typically four years, with a minimum vesting period of one year) before all of their awards are vested and may be settled. The 2008 Plan was amended in 2017 to, among other things, provide for a minimum vesting period and to eliminate automatic vesting of equity following a change in control. In addition, the 2008 Plan does not permit the exercise price of outstanding stock options or stock appreciation rights to be reduced nor does it permit the grant of discounted stock options or stock appreciation rights. Finally, the 2008 Plan includes a "fungible share" concept that requires the Company to count each share awarded as restricted stock, or pursuant to any other full value award, as an award of 2.44 shares for purposes of counting the shares available for issuance under the 2008 Plan, provided that awards settled only in cash are not counted against the shares available under the 2008 Plan.

        In addition, in February 2016, the Committee adopted a Performance Share Program (the "Performance Share Program") pursuant to the 2008 Plan, which contains performance based vesting for a meaningful portion of equity awards, with each grant not fully vesting until the third anniversary of the grant date. The Performance Share Program was adopted to provide key executives with equity-based compensation tied directly to Company performance to further align their interests with those of shareholders, and to provide compensation only if the designated performance goal is met for the applicable performance period. The Company's named executive officers and other key executives are eligible to participate in the Performance Share Program.

        Under the Performance Share Program, the Committee will establish annual performance share awards for each eligible participant. The awards will be denominated at target as performance shares of the Company's common stock equal to a determined percentage of the participant's base salary in effect at the date of grant. Each award will have a three-year award period consisting of three one-year performance periods and a three-year service period. The performance goal for each performance period will be an EBITDA goal established for each one-year performance period. Consequently, the number of performance shares credited to the participant's account for each one year performance period (which will be restricted shares once credited) will increase or decrease from the target award depending on the EBITDA goal actually achieved. For example, if at least 85% of the EBITDA goal is not achieved, no performance shares will be credited for the performance period, and if at least 115% of the EBITDA goal is achieved, an amount equal to 150% of the target performance shares will be credited for that performance period. Following the end of each performance period, the Committee will determine the level of EBITDA achieved and credit, to each participant's account, the number of performance shares for such period. All credited performance shares will remain subject to forfeiture during the full three-year service period, subject to lapse of such forfeiture restrictions earlier in the event of death or disability, or a change in control of the Company.

        The Committee considered various performance metrics for the Performance Share Program and ultimately selected an EBITDA-based goal because (i) many of the Company's peer gaming companies operate in different markets than the Company, and relative stock performance between the Company and its peers may be skewed by differences in local, regional or international market conditions, and (ii) EBITDA is the key metric by which third parties value the Company and, as a result, is the most direct way to incentivize management to achieve shareholder value. Further, because the Company's EBITDA targets may vary significantly from year-to-year due to mergers and acquisitions, new development projects, macro-economic events, regulatory events and changes in the competitive landscape, the Committee determined that a one-year performance period was appropriate.

        Deferred Compensation.    The Company does not maintain any defined benefit pension programs for its executives. Instead, consistent with the competitive practices of the Company's peer group, the Company maintains an elective nonqualified deferred compensation plan for executives. Pursuant to the plan, the Company provides a matching contribution on an executive's deferrals to the plan of up to 5% of the executive's base salary and annual bonus. All amounts credited to an executive's account are invested, as directed by the executive, in commonly available mutual funds, and the Company does not guarantee any minimum returns. The plan is unfunded and benefits are paid from the Company's general assets; however, the Company currently contributes funds into a grantor trust on a monthly basis in respect of these deferred compensation obligations. The Company generally sets aside separately the amounts deferred by the executives and the matching contributions thereon and, to protect against excess liabilities, invests such amounts in the mutual funds notionally selected by each executive. This program is described in more detail beginning on page 57 of this Proxy Statement.

        Benefits and Perquisites.    We offer a standard set of benefits to all of our employees, including medical, dental and vision insurance, group life insurance, short and long term disability and a 401(k) with certain contributions matched by us. We believe that executives should be offered some limited additional benefits and perquisites that are reasonable relative to the benefits provided to all employees, are consistent with competitive and industry practices among the Company's peer group, and, in certain circumstances, may address a particular reasonable issue or concern of an executive. Consistent with these objectives, the Company also provides certain executive officers with discrete supplemental benefits and perquisites. The description and value of such supplemental benefits and perquisites in 2016 can be found on page 52 of this Proxy Statement.

Change in Senior Management in 2017

        On October 19, 2016, the Company was notified by Saul V. Reibstein, the Company's Executive Vice President and Chief Financial Officer, of his intention to retire at the end of 2016. William J. Fair, then the Company's Executive Vice President and Chief Development Officer, was appointed to succeed Mr. Reibstein as Executive Vice President, Chief Financial Officer and Treasurer, effective January 1, 2017.

        On March 29, 2017, the Company promoted Jay A. Snowden to the position of President and Chief Operating Officer. Mr. Snowden, who has served as Chief Operating Office since 2014, succeeded Timothy J. Wilmott in the role of President. Mr. Wilmott will continue to serve as the Company's Chief Executive Officer.

Analysis of Compensation

        Base Salary.    Each year, we review the base salary of each executive officer against the base salaries of similarly positioned executives in the Company's peer group. In doing so, we compare the base salary information contained in our peer group's most recently available proxy statements with comparable data for the Company's executive officers. For instance, in 2016, our review indicated that the target total compensation of Mr. Wilmott, as Chief Executive Officer, was at the 35th percentile relative to similarly positioned executives (Chief Executive Officers) in the Company's peer group (based on information in the peer group companies' 2015 proxy statements). In fact, the total compensation of each of the Company's Named Executive Officers (as defined on page 51) was meaningfully less than similarly positioned executives in the Company's peer group.

        For 2016, in order to better align with the benchmark median pay levels among our peers, we deemed it appropriate to increase the base salary of our Chief Executive Officer by 17%, our Chief Operating Officer by 21%, our current Chief Financial Officer (former Chief Development Officer) by 10%, our General Counsel by 11% and our former Chief Financial Officer by 3.0%, in each case the changes were made following an analysis of their performance and compensation relative to similarly positioned executives in the Company's peer group. The 3.0% increase provided to our former Chief Financial Officer represents the same increase generally received by the Company's corporate staff and is consistent with national compensation trends across all industries. The following table indicates the base compensation of each named executive officer for 2016:

Executive	2016 Base Salary

Chief Executive Officer	$1,500,000

President and Chief Operating Officer	$900,000

EVP, Chief Financial Officer and Treasurer (former Chief Development Officer)	$565,000

EVP, General Counsel and Secretary	$525,000

Former EVP, Chief Financial Officer and Treasurer	$583,495

        Annual Short-Term Incentive.    In 2016, the Company achieved adjusted EBITDA for purposes of the 2008 Plan of $392.666 million, which is 98.63% of the adjusted EBITDA target of $398.126 million. This adjusted EBITDA reflects adjustments from the Company's publicly announced adjusted EBITDA to include the impact of rent payments made to GLPI under the Master Lease and certain non-recurring events as permitted by the terms of the 2008 Plan. This resulted in our executive officers earning approximately 71% of the maximum payout under the annual bonus incentive plan. The following table indicates the actual amount paid to each Named Executive Officer for the annual short-term incentive for the year 2016:

Executive	2016 Actual Bonus

Chief Executive Officer	$2,181,429

President and Chief Operating Officer	$858,857

EVP, Chief Financial Officer and Treasurer (former Chief Development Officer)	$323,503

EVP, General Counsel and Secretary	$300,600

Former EVP, Chief Financial Officer and Treasurer	$501,139	(1)

(1)
Represents a cash payment of 150% of the adjusted EBITDA bonus earned by Mr. Reibstein under the Company's annual short-term incentive plan pursuant to the terms of the transition services agreement entered into in connection with Mr. Reibstein's retirement.

        Equity Compensation.    In 2016, we made annual equity compensation grants to our executive officers, which were based on a percentage of each such executive's base salary. In determining the amount of such grants, the Committee considered the extent to which the grant would reward such officers for increasing shareholder value and such qualitative factors as specific position duties and responsibilities, tenure with the Company, individual contribution and position value to the Company. The Committee also considered the size of the grant in relation to the diluted shares outstanding, the Company's recent and long term performance and the Company's total long term incentive and target pay positioning relative to the Company's peers.

        A portion of the equity grants were in the form of options, and all such options granted in 2016 vest at the rate of 25% per year, subject to the executive's continued employment. The remainder of the equity grants were in the form of equity with performance-based vesting, with each grant subject to a three year vesting period and only to the extent certain performance hurdles have been achieved.

        The following table indicates the equity grants made to each of the Named Executive Officers in 2016 as part of our regular annual long term incentive program:

Executive	2016 Option Awards	2016 Performance Shares

Chief Executive Officer	527,638	69,930

President and Chief Operating Officer	237,437	31,469

EVP, Chief Financial Officer and Treasurer (former Chief Development Officer)	99,372	13,170

EVP, General Counsel and Secretary	92,372	12,238

Former EVP, Chief Financial Officer and Treasurer	138,543	18,362

Employment Agreements

        During 2016, the Company entered into new executive agreements with each of its Named Executive Officers, other than Mr. Reibstein, who retired during the year following the expiration of his employment agreement and entered into a transition services agreement effective January 1, 2017. None of these contracts contain a single trigger change in control provision or a tax indemnification provision. For a detailed discussion of the terms contained in each Named Executive Officer's employment agreement (if applicable), please refer to pages 60 to 62 of this Proxy Statement.

Other Compensation Policies

        Hedging and Pledging Policy.    We believe that equity ownership fosters an atmosphere where directors and officers "think like owners" and are motivated to increase the long term value of the Company by aligning their interests with those of the Company's shareholders. Accordingly, we have adopted policies prohibiting each of the Company's directors and executive officers from engaging in hedging transactions or pledging Company shares.

        Compensation Clawback Policy.    As a highly regulated, multi-jurisdictional gaming and racing company, the Company has maintained a long standing commitment to ensure that its executive officers adhere to the highest professional and ethical standards. Accordingly, the Company has adopted a policy pursuant to which misconduct by any executive officer that leads to a restatement of the Company's financial results could subject such individuals to a disgorgement of prior compensation. In the event of a restatement, in light of the highly regulated nature of the Company's business, the Committee has the authority to pursue an appropriate remedy, based on the facts and circumstances surrounding the restatement and existing laws. The Committee will amend the Company's clawback policy, as required, once the final NASDAQ Rules have been adopted implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Act.

        Statutory and Regulatory Considerations.    In designing the Company's compensatory programs, we consider the various tax, accounting and disclosure rules associated with various forms of compensation. We also review and consider the deductibility of executive compensation under Section 162(m) of the Code, which generally provides that the Company may not deduct certain compensation of more than $1 million that is paid to certain individuals. The Company generally will be entitled to take tax deductions related to performance based compensation or to compensation not payable until the executive leaves the Company, which may include cash incentives, stock options, restricted stock or other performance based awards. We seek to preserve the Company's tax deductions for executive compensation to the extent consistent with the Company's executive compensation objectives. However, we may also from time to time consider and grant compensation that may not be tax deductible if we believe such compensation is warranted to achieve the Company's objectives.

        Timing of Option Grants.    In December 2015, the Company adopted an Equity Based Award Policy, pursuant to which, for annual stock option awards to eligible executive officers, the grant date will be the second trading day of the calendar year. From time to time, annual grants may be made on a later date in the year as a result of the timing of the determination of the awards or other factors. In the case of the options awarded in 2016, because the Company was in the process of restating its financial statements at the beginning of 2016 due to a change in accounting for its master lease with GLPI, the grants were made on February 9, 2016. In addition, with respect to executive officers subject to the reporting requirements of Section 16 of the Exchange Act, grants made by us upon commencement of employment or promotions are made on the day employment commences or the promotion is effective.

        All option grants, whether granted on the first trading day of the calendar year or later in the year, are priced in accordance with the terms of the applicable equity compensation plans, which require, among other things, that the exercise price of all stock options be established by reference to the closing price on the trading day immediately prior to the date of grant.

Reconciliations and Non-GAAP Financial Measures

        Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. For a discussion of adjusted EBITDA and a reconciliation of adjusted EBITDA to net income see the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 24, 2017. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenues for the applicable period.

Effect of the Spin-Off on Share Price and Compensation

        In connection with the Spin-Off, each shareholder of the Company received one share of common stock of GLPI for each share of common stock of the Company held by such shareholder. In addition, as contemplated prior to the Spin-Off, in February 2014, GLPI made a one-time cash and stock dividend to its shareholders relating to the Purge made in connection with its election to be taxed as a real estate investment trust. As a result of these two events, as noted throughout the Proxy Statement, the Company's stock prices have been adjusted, where appropriate, using a constant adjustment factor to reflect the effect of the Spin-Off and the Purge. In addition to the adjusted values reflected in this Proxy Statement, shareholders of the Company who have retained their GLPI stock have been receiving recurring quarterly dividends from GLPI. In the Spin-Off, consistent with the treatment of all Company shareholders, the Company's directors and executives received a one-time equity allocation in GLPI based on their equity in the Company (as well as dividend payments with respect to their shares and unvested options in GLPI, all in accordance with the employee matters agreement between the Company and GLPI entered into in connection with the Spin-Off). As a result, this one time GLPI equity allocation is reflected, where appropriate, in the equity compensation information in this Proxy Statement.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis (the "Compensation Discussion and Analysis") with the management of the Company. In addition, as discussed on page 17 of this Proxy Statement, the Committee retained the services of Exequity LLP as its independent compensation consultant in order to receive independent expert advice on executive compensation matters and guidance with respect to compensation best practices, among other things. The compensation actions taken in 2016 and described in this Compensation Discussion and Analysis were taken in consultation with, and were supported by, the Consultant.

        Based on the review and discussions described above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Compensation Committee of the Board of Directors
Harold Cramer, Chairman David A. Handler Barbara Shattuck Kohn

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes certain information with respect to the Company's compensation plans and individual compensation arrangements under which the Company's equity securities have been authorized for issuance as of the fiscal year ended December 31, 2016:

	(a)	(b)	(c)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by shareholders	6,628,532(1)	11.20(2)	3,457,802(3)

(1)
Includes 189,085 shares issuable in connection with performance-based restricted stock awards granted under the 2008 Plan assuming the target award is met. The actual award payouts can range from zero to 150 percent of the original grant. Up to 283,628 shares may be issued in connection with performance-based restricted stock awards if the maximum performance goal is achieved in each performance period.

(2)
The outstanding performance-based restricted stock awards are not included in this calculation.

(3)
The 2008 Plan provides that, while awards of stock options and stock appreciation rights are counted as one share of common stock granted under such plan, awards of restricted stock, or shares issued pursuant to any other full value awards, are counted as issuing 2.44 shares of common stock per share awarded for purposes of determining the number of shares available for issuance under such plan. Awards that are settled in cash rather than shares of stock are not counted against the limit in the 2008 Plan.

COMPENSATION TABLES

Summary Compensation Table

        The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2016, 2015 and 2014 by the Company's Chief Executive Officer, former Executive Vice President, Chief Financial Officer and Treasurer, and the Company's three other most highly compensated individuals serving as executive officers during 2016 (collectively, the "Named Executive Officers"):

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Bonus(5)	All Other Compensation ($)(4)	Total ($)

Timothy J. Wilmott	2016	1,496,731	300,000	2,082,960	2,181,429	—	102,197	6,163,317
Chief Executive Officer	2015	1,335,144	—	2,576,371	2,165,575	—	105,132	6,182,222
	2014	1,288,287	4,000,005	2,501,445	1,535,248	—	102,689	9,427,674
Jay A. Snowden	2016	897,642	135,006	937,332	858,857	—	96,436	2,925,273
President and Chief Operating	2015	774,383	—	1,120,722	925,074	—	74,120	2,894,299
Officer	2014	716,101	1,199,997	1,088,130	602,024	—	50,066	3,656,318
William J. Fair	2016	564,231	56,499	392,292	323,503	—	55,636	1,392,161
Executive Vice President, Chief	2015	534,058	—	515,272	442,488	—	41,376	1,533,194
Financial Officer and Treasurer	2014	471,154	1,000,001	500,289	293,459	175,000	22,115	2,462,018
(former Chief Development Officer)
Carl Sottosanti	2016	524,231	52,510	364,519	300,600	—	48,517	1,290,377
Executive Vice President,	2015	490,770	—	356,442	340,100	—	40,232	1,227,544
General Counsel and Secretary	2014	410,631	1,000,001	318,935	207,867	—	28,258	1,965,692
Saul V. Reibstein	2016	583,234	78,777	546,927	—	—	530,776	1,739,714
Former EVP, Chief Financial	2015	587,464	—	765,182	486,737	—	5,300	1,844,683
Officer and Treasurer	2014	550,000	1,642,501	—	322,805	225,000	—	2,740,306

(1)
The amounts reflect the full grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718") for restricted stock awards and phantom stock unit awards. Included in Stock Awards for 2016 are performance shares granted on February 9, 2016 in connection with the performance share program. Assumptions used in the calculation of these amounts are described in footnote 14 to the Company's audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016. For performance shares granted in 2016, the grant date fair value assuming that the maximum level of performance will be achieved is $482,167 for Mr. Wilmott, $216,986 for Mr. Snowden, $90,807 for Mr. Fair, $84,395 for Mr. Sottosanti and $126,606 for Mr. Reibstein. Included in Stock Awards for the year ended 2014 are phantom stock units granted on July 23, 2014 to all executive officers in connection with one-time equity awards made in 2014 under the Transition Award Program ("TAP").

(2)
The amounts reflect the full grant date fair value calculated in accordance with ASC 718 for stock option awards. Assumptions used in the calculation of these amounts are described in footnote 3 to the Company's audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(3)
The amounts reflect cash payments for 2016, 2015 and 2014 pursuant to the internal measure portion of the Company's annual short-term incentive plan, which provided for the payment of incentive compensation upon the Company's achievement of pre-established adjusted EBITDA goals. Based on the Company's adjusted EBITDA performance for 2016, the executives received 98.63% of the target payout for the annual short-term incentive bonus. Based on the Company's adjusted EBITDA performance for 2015, the executives received the target payout plus 86.4% of the difference between target and stretch payout for the annual short-term incentive bonus. Based on the Company's adjusted EBITDA performance for 2014, the executives received the threshold payout plus 96% of the difference between threshold and target payout for the annual short-term incentive bonus. For more information on the Company's annual short-term incentive plan, see the discussion beginning on page 42 of this Proxy Statement.

(4)
See All Other Compensation Table below for more information.

(5)
The amounts reflect one time signing bonuses paid upon the commencement of employment for Mr. Reibstein and Mr. Fair of $225,000 and $175,000, respectively.

All Other Compensation Table

        The following table describes each component of the All Other Compensation column of the Summary Compensation Table for the Named Executive Officers:

Name	Year	Company Contributions to Deferred Compensation Plan ($) (1)	Company Contributions to 401(k) ($) (2)	Company- Paid Insurance Premiums ($)(3)	Other ($)(4)	Total ($)

Timothy J. Wilmott	2016	74,837	5,300	22,060	—	102,197
	2015	66,757	5,300	33,075	—	105,132
	2014	64,414	5,200	33,075	—	102,689
Jay A. Snowden	2016	91,136	5,300	—	—	96,436
	2015	68,820	5,300	—	—	74,120
	2014	44,866	5,200	—	—	50,066
William J. Fair	2016	50,336	5,300	—	—	55,636
	2015	41,376	—	—	—	41,376
	2014	22,115	—	—	—	22,115
Carl Sottosanti	2016	43,217	5,300	—	—	48,517
	2015	34,932	5,300	—	—	40,232
	2014	23,058	5,200	—	—	28,258
Saul V. Reibstein	2016	24,337	5,300	—	501,139	530,776
	2015	—	5,300	—	—	5,300
	2014	—	—	—	—	—

(1)
This column reports the Company's matching contributions under the Company's Deferred Compensation Plan.

(2)
This column reports the Company's contributions to the executive's 401(k) savings accounts.

(3)
This column reports life insurance policy premiums and other insurance premiums paid by the Company on behalf of the executive.

(4)
The amount reported in this column for Mr. Reibstein represents a cash payment of 150% of the adjusted EBITDA bonus earned by Mr. Reibstein under the Company's annual short-term incentive plan pursuant to the terms of the transition services agreement entered into in connection with Mr. Reibstein's retirement.

2016 Grants of Plan Based Awards

        The following table sets forth certain information regarding grants of plan based awards relating to 2016 for the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Option Awards	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (1)

Tim Wilmott (2)	—	1,500,000	2,250,000	3,000,000	—	—	—	—	—	—
Tim Wilmott (3)	2/9/2016	—	—	—	11,655	23,310	34,965	527,638	12.87	2,382,960
Jay A. Snowden (2)	—	450,000	900,000	1,350,000	—	—	—	—	—	—
Jay A. Snowden (3)	2/9/2016	—	—	—	5,245	10,490	15,735	237,437	12.87	1,072,338
William J. Fair (2)	—	169,500	339,000	508,500	—	—	—	—	—	—
William J. Fair (3)	2/9/2016	—	—	—	2,195	4,390	6,585	99,372	12.87	448,791
Carl Sottosanti (2)	—	157,500	315,000	472,500	—	—	—	—	—	—
Carl Sottosanti (3)	2/9/2016	—	—	—	2,040	4,080	6,120	92,337	12.87	417,029
Saul V. Reibstein (2)	—	175,049	350,097	525,146	—	—	—	—	—	—
Saul V. Reibstein (3)	2/9/2016	—	—	—	3,060	6,121	9,181	138,543	12.87	625,704

(1)
Represents the full grant date fair value of awards under ASC 718. Generally, the full grant date fair value is the amount the Company expenses in its financial statements over the award's vesting period. Assumptions used in the calculation of the amounts for stock option awards and performance share awards are included in footnote 3 and footnote 14, respectively, to the Company's audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

(2)
As discussed in the "Compensation Discussion and Analysis" section above, the following cash bonuses were awarded: (i) for Mr. Wilmott, $2,181,429; (ii) for Mr. Snowden, $858,857; (iii) for Mr. Fair, $323,503; (iv) for Mr. Sottosanti, $300,600 and (v) for Mr. Reibstein, $501,139.

(3)
Option awards represent stock options granted to the executives as part of their annual equity incentive compensation and vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. Equity incentive awards represent restricted stock awards granted on February 9, 2016 in connection with the Company's performance share program. The aggregate target number of performance awards each having a three-year award period consisting of three one-year performance periods and a three-year service period were: (i) 69,930 for Mr. Wilmott; (ii) 31,469 for Mr. Snowden; (iii) 13,170 for Mr. Fair; (iv) 12,238 for Mr. Sottosanti; and (v) 18,362 for Mr. Reibstein, however, 12,241 of Mr. Reibstein's shares were forfeited on January 1, 2017, in connection with his transition services agreement. The performance goal for each performance period will be an adjusted EBITDA goal established for each one-year performance period. As of December 31, 2016, only one performance period goal had been established, therefore only one-third of the award has been granted as reflected in the table above.

Outstanding 2016 Equity Awards at Fiscal Year End

        The following table sets forth information concerning equity awards outstanding as of December 31, 2016 for the Named Executive Officers:

Outstanding Equity Awards (PENN):

	Option Awards					Stock Awards

	Number of Securities Underlying Unexercised Options:

Name	Exercisable (#)	Unexercisable (#) (1)	Option Exercise Price ($)		Option Expiration Date	Stock Award Grant Date		Number of Shares or Units Held that Have Not Vested (#)	Market Value of Shares or Units Held that Have Not Vested ($) (4)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (9)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (4)

Timothy J. Wilmott	200,000	—	8.19		1/3/2018	01/29/13	(2)	9,162	126,344	—	—
	186,612	—	6.96		7/8/2018	03/18/13	(3)	10,000	137,900	—	—
	200,000	—	8.88		1/3/2019	02/24/14	(5)	31,184	430,027	—	—
	25,253	25,252	11.61	(8)	2/24/2021	07/23/14	(6)	114,942	1,585,050	—	—
	227,273	227,272	11.61		2/24/2021	02/09/16		22,244	306,745	46,620	642,890
	134,958	404,874	13.19		1/6/2022
	—	527,638	12.87		2/9/2023
Jay A. Snowden	150,000	—	8.88		10/11/2018	01/29/13	(2)	2,122	29,262	—	—
	10,000	—	8.88		1/3/2019	03/18/13	(3)	2,000	27,580	—	—
	10,985	10,985	11.61	(8)	2/24/2021	02/24/14	(5)	7,226	99,647	—	—
	98,864	98,863	11.61		2/24/2021	07/23/14	(6)	34,482	475,507	—	—
	58,707	176,120	13.19		1/6/2022	02/09/16		10,010	138,038	20,979	289,300
	—	237,437	12.87		2/9/2023
William J. Fair	5,051	5,050	11.61	(8)	2/24/2021	07/23/14	(6)	28,735	396,256	—	—
	45,455	45,454	11.61		2/24/2021	02/09/16		4,189	57,766	8,780	121,076
	26,992	80,974	13.19		1/6/2022
	—	99,372	12.87		2/9/2023
Carl Sottosanti	20,000	—	8.19		01/03/18	01/29/13	(2)	592	8,164	—	—
	16,653	—	6.96		07/08/18	03/18/13	(3)	1,000	13,790	—	—
	20,000	—	8.88		01/03/19	02/24/14	(5)	2,016	27,801	—	—
	3,220	3,219	11.61	(8)	02/24/21	07/23/14	(6)	28,735	396,256	—	—
	28,978	28,977	11.61		02/24/21	02/09/16		3,893	53,684	8,158	112,499
	18,672	56,014	13.19		01/06/22
	—	92,337	12.87		02/09/23
Saul V. Reibstein	40,083	120,247	13.19		01/06/22	02/19/13	(3)	1,272	17,541	—	—
	—	138,543	12.87		02/09/23	01/14/14	(7)	25,000	344,750	—	—
						07/23/14	(6)	28,735	396,256	—	—
						02/09/16		5,841	80,547	—	—

Outstanding Equity Awards (GLPI):

	Option Awards				Stock Awards

	Number of Securities Underlying Unexercised Options:

Name	Exercisable (#)	Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date		Number of Shares or Units Held that Have Not Vested (#) (10)	Market Value of Shares or Units Held that Have Not Vested ($) (4)

Timothy J. Wilmott	264,310	—	20.40	01/03/18	01/29/13	(2)	11,519	352,712
	246,617	—	17.34	07/08/18	03/18/13	(3)	12,572	384,955
	264,310	—	22.09	01/03/19
Jay A. Snowden	—	—	—	—	01/29/13	(2)	2,668	81,694
					03/18/13	(3)	2,514	76,979
Carl Sottosanti	26,431	—	20.40	01/03/18	01/29/13	(2)	744	22,781
	22,008	—	17.34	07/08/18	03/18/13	(3)	1,257	38,489
	26,431	—	22.09	01/03/19
Saul V. Reibstein	—	—	—	—	02/19/13	(3)	1,600	48,992

(1)
Options vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, options vest immediately.

(2)
Represents phantom stock unit awards. All awards granted are scheduled to vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, the forfeiture restrictions on phantom stock unit awards lapse immediately.

(3)
Represents restricted stock awards. The forfeiture provisions on the restricted stock awards granted on March 18, 2013 lapse 25% on each of the first, second, third and fourth anniversary of the date of grant. In the event of a change in control, the forfeiture restrictions on restricted stock lapse immediately.

(4)
Calculated based on the closing price of the Company's common stock on December 30, 2016 ($13.79 for the Company and $30.62 for GLPI), which was the last trading day of 2016.

(5)
Represents awards for executives under the external measure of the annual incentive plan for 2013.

(6)
Represents phantom stock units issued pursuant to the TAP. These phantom stock units vest over three years, 33.33% on the first anniversary of the date of grant and 33.33% on each succeeding anniversary. In the event of a change in control, the phantom stock units vest immediately.

(7)
Mr. Reibstein was granted 50,000 phantom stock units pursuant to the terms of his employment agreement.

(8)
Represents cash settled stock appreciation rights. These stock appreciation rights vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, the stock appreciation rights vest immediately.

(9)
These amounts represent the target number of performance shares for the performance periods ending December 31, 2017 and December 31, 2018. Because the payout for the performance period ending December 31, 2016 was 98.63%, the amount shown in this column represents the target number of performance shares payable for the periods ending December 31, 2017 and December 31, 2018. The final number of shares earned, if any, will be based on performance against EBITDA goals established for such periods.

(10)
Dividend equivalents paid on outstanding GLPI awards accrued but not yet paid on outstanding stock awards as of December 31, 2016 for each named executive officer were as follows: for Mr. Wilmott, $102,174; for Mr. Snowden, $23,665; for Mr. Sottosanti, $6,599; and Mr. Reibstein, $14,192.

2016 Option Exercises and Stock Vested

        The following table sets forth information concerning options exercised, restricted stock awards vested and phantom stock units awards vested during fiscal 2016 for the Named Executive Officers.

Exercises and vesting of awards (PENN):

	Option Awards		Stock Awards		Phantom Stock Unit Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Timothy J. Wilmott	200,000	1,476,000	10,000	148,400	149,331	2,065,218
Jay A. Snowden	—	—	2,000	29,680	40,789	565,476
William J. Fair	—	—	—	—	28,736	400,005
Carl Sottosanti	40,945	246,420	1,000	14,840	30,958	430,065
Saul V. Reibstein	—	—	—	—	44,150	623,706

Exercises and vesting of awards (GLPI):

	Option Awards		Stock Awards		Phantom Stock Unit Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Timothy J. Wilmott	264,310	3,336,911	12,573	372,789	23,632	807,450
Jay A. Snowden	161,449	2,028,627	2,515	74,570	3,386	113,268
William J. Fair	—	—	—	—	—	—
Carl Sottosanti	23,257	170,270	1,257	37,270	1,526	53,422
Saul V. Reibstein	—	—	—	—	3,663	122,352

(1)
Includes cash payments for dividend equivalents on GLPI options following their vesting.

(2)
Values realized upon vesting of restricted stock awards and phantom stock unit awards include cash payments for dividend equivalents.

2016 Nonqualified Deferred Compensation

        The following table sets forth information concerning nonqualified deferred compensation of the Named Executive Officers:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)

Timothy J.Wilmott	299,346	74,837	261,770	(1,711)	4,206,007
Jay A. Snowden	182,272	91,136	58,902	(2,107)	919,816
William J. Fair	100,672	50,336	24,003	(978)	356,442
Carl Sottosanti	103,438	43,217	112,201	(1,004)	1,354,332
Saul V. Reibstein	160,623	24,337	14,907	(343)	199,523

(1)
For each executive, the executive's contribution is included in the executive's salary and/or non-equity executive compensation for 2016, as reported in the Summary Compensation Table.

(2)
For each executive, the Company's contribution is included in the executive's other compensation for 2016, as reported in the Summary Compensation Table.

(3)
Amounts reflect the change in account value during 2016. No amounts are reported in the Summary Compensation Table because the earnings were not above market or preferential.

(4)
The amount of each executive's aggregate balance at fiscal year-end that was reported as compensation in the Summary Compensation Table for previous years is set forth below:

Name	Amount Previously Reported ($)

Timothy J. Wilmott	333,785
Jay A. Snowden	206,462
William Fair	124,128
Carl Sottosanti	115,189
Saul V. Reibstein	—

        Penn National Gaming, Inc. Deferred Compensation Plan.    Pursuant to the Company's Deferred Compensation Plan, as amended, most management and certain other highly compensated employees selected by the committee administering the plan (the "Retirement Committee") may elect to defer, on a pre-tax basis, a percentage of his or her salary and/or bonus. The minimum annual deferrable amount is $3,000 and the maximum is 90% of his or her base annual salary and/or bonus. Generally, deferral elections must be made before the beginning of the year in which compensation will be earned. The Company's contributions under the plan are equal to 50% of the participant's deferral for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant's salary and/or bonus. With the Board of Directors' approval, the Company is also permitted to make discretionary contributions. Participants are always 100% vested in their own contributions, but Company contributions vest 20% per year of service with the Company. Therefore, employees with five or more years of service are fully vested in Company contributions under the plan. However, for employees with less than five years of service, all Company contributions become immediately and fully vested upon death, retirement or a change in control of the Company, as defined in the Deferred Compensation Plan. The Retirement Committee may accelerate vesting of the Company's contributions if a participant terminates his or her employment because of disability.

        Subject to the exceptions discussed below, participants in the Deferred Compensation Plan, or their beneficiaries, receive distributions upon retirement, death or termination. Participants can elect to receive distributions following retirement or death in the form of a lump sum payment or payment in five or ten annual installments. Distributions following retirement can be deferred for at least five years. For purposes of the Deferred Compensation Plan, termination of employment as a result of a disability will be considered retirement.

        Distributions following termination of employment other than as a result of retirement or death will be in the form of a lump sum payment. Participants can also elect to receive a scheduled distribution with respect to an annual deferral amount, which is payable in a lump sum at the beginning of a designated subsequent calendar year, subject to certain limitations. In the event of an unforeseeable financial emergency and with the approval of the Retirement Committee, a participant can suspend deferrals or receive a partial or full payout under the plan. Certain specified employees have a six-month delay imposed upon distributions pursuant to a separation from service, as required by the final Code section 409A regulations. In the event of a change in control, the Company will accelerate installment payments that are in pay status by paying the account balance in lump sum and will distribute the account balances of all active participants in a lump sum; provided, however, that no distributions (or accelerations of installments) will occur unless the transaction qualifies as a "change in control event" under Code section 409A.

        Participants in the Deferred Compensation Plan may notionally invest deferred amounts, including Company contributions, in mutual funds selected by the Retirement Committee. Participants may change their investment elections at any time.

Potential Payments Upon Termination or Change in Control

        The following tables describe and quantify the compensation that would become payable in the event of a termination of a Named Executive Officer's employment under several different circumstances or a change in control. The amounts shown are estimates of amounts that would be paid to the Named Executive Officers assuming that such termination or change in control was effective as of December 31, 2016, and thus include amounts earned through such time and are based (where applicable) on the closing price of the applicable common stock on such date ($13.79 for the Company and $30.62 for GLPI). The actual amounts to be paid can only be determined at the time of such Named Executive Officer's separation from the Company or change in control. For a description of the severance and change in control provisions giving rise to the payments set forth below, see pages 60 through 62 of this Proxy Statement.

Post-Employment Payments—Timothy J. Wilmott

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)	Termination for Cause by Company ($)	Termination Upon Death ($)	Termination upon Disability ($)	Change in Control ($)(1)	Change in Control Termination without Cause ($)

Cash Severance Benefit (2)	—	6,260,253	—	6,260,253	6,260,253	—	7,500,000
Benefit Continuation (3)	—	53,191	—	53,191	53,191	—	53,191
Restricted Shares (4)	—	—	—	2,938,778	2,938,778	2,938,778	2,938,778
Unvested Stock Options (6)	—	—	—	1,842,490	1,842,490	1,842,490	1,842,490
Dividend equivalents on GLPI awards (7)	—	102,174	—	102,174	102,174	102,174	102,174
Vested Stock Options (5)	11,675,291	11,675,291	4,549,634	11,675,291	11,675,291	11,675,291	11,675,291
Vested Deferred Compensation Balance (8)	4,206,007	4,206,007	4,206,007	4,206,007	4,206,007	4,206,007	4,206,007

Total	$15,881,298	$22,296,916	$8,755,641	$27,078,184	$27,078,184	$20,764,740	$28,317,931

Post-Employment Payments—Jay A. Snowden

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)	Termination for Cause by Company ($)	Termination Upon Death ($)(9)	Termination upon Disability ($)	Change in Control ($)(1)	Change in Control Termination without Cause ($)

Cash Severance Benefit (2)	—	3,137,948	—	3,137,948	3,137,948	—	3,600,000
Benefit Continuation (3)	—	31,201	—	31,201	31,201	—	31,201
Restricted Shares (4)	—	—	—	851,728	851,728	851,728	851,728
Unvested Stock Options (6)	—	—	—	563,583	563,583	563,583	563,583
Dividend equivalents on GLPI awards (7)	—	23,665	—	23,665	23,665	23,665	23,665
Vested Stock Options (5)	1,060,295	1,060,295	—	1,060,295	1,060,295	1,060,295	1,060,295
Vested Deferred Compensation Balance (8)	919,816	919,816	919,816	919,816	919,816	919,816	919,816

Total	$1,980,111	$5,172,925	$919,816	$6,588,236	$6,588,236	$3,419,087	$7,050,288

Post-Employment Payments—William J. Fair

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)	Termination for Cause by Company ($)	Termination Upon Death ($)	Termination upon Disability ($)	Change in Control ($)(1)	Change in Control Termination without Cause ($)

Cash Severance Benefit (2)	—	1,741,483	—	1,741,483	1,741,483	—	1,844,990
Benefit Continuation (3)	—	24,325	—	24,325	24,325	—	24,325
Restricted Shares (4)	—	—	—	454,022	454,022	454,022	454,022
Unvested Stock Options (6)	—	—	—	250,105	250,105	250,105	250,105
Dividend equivalents on GLPI awards (7)	—	—	—	—	—	—	—
Vested Stock Options (5)	126,298	126,298	—	126,298	126,298	126,298	126,298
Vested Deferred Compensation Balance (8)	308,851	308,851	308,851	308,851	308,851	308,851	308,851

Total	$435,149	$2,200,957	$308,851	$2,905,084	$2,905,084	$1,139,276	$3,008,591

Post-Employment Payments—Carl Sottosanti

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)	Termination for Cause by Company ($)	Termination Upon Death ($)	Termination upon Disability ($)	Change in Control ($)(1)	Change in Control Termination without Cause ($)

Cash Severance Benefit (2)	—	1,328,025	—	1,328,025	1,328,025	—	1,760,000
Benefit Continuation (3)	—	24,614	—	24,614	24,614	—	24,614
Restricted Shares (4)	—	—	—	522,476	522,476	522,476	522,476
Unvested Stock Options (6)	—	—	—	245,112	245,112	245,112	245,112
Dividend equivalents on GLPI awards (7)	—	6,599	—	6,599	6,599	6,599	6,599
Vested Stock Options (5)	1,136,816	1,136,816	406,006	1,136,816	1,136,816	1,136,816	1,136,816
Vested Deferred Compensation Balance (8)	1,354,332	1,354,332	1,354,332	1,354,332	1,354,332	1,354,332	1,354,332

Total	$2,491,148	$3,850,386	$1,760,338	$4,617,974	$4,617,974	$3,265,335	$5,049,949

Post-Employment Payments—Saul V. Reibstein

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)	Termination for Cause by Company ($)	Termination Upon Death ($)	Termination upon Disability ($)	Change in Control ($)	Change in Control Termination without Cause ($)

Transition Service Benefits (9)	875,243	875,243	875,243	875,243	875,243	875,243	875,243
Benefit Continuation	—	—	—	—	—	—	—
Restricted Shares (9)	888,086	888,086	888,086	888,086	888,086	888,086	888,086
Unvested Stock Options (9)	199,608	199,608	199,608	199,608	199,608	199,608	199,608
Dividend equivalents on GLPI awards (9)	14,192	14,192	14,192	14,192	14,192	14,192	14,192
Vested Stock Options (9)	24,050	24,050	24,050	24,050	24,050	24,050	24,050
Vested Deferred Compensation Balance (8)	183,772	183,772	183,772	183,772	183,772	183,772	183,772

Total	$2,184,951	$2,184,951	$2,184,951	$2,184,951	$2,184,951	$2,184,951	$2,184,951

(1)
Prior to January 1, 2017, upon the occurrence of a change in control, stock options, phantom stock units awards and stock appreciation right awards automatically accelerated, and the restrictions on restricted stock lapsed, in each case without the requirement of a termination of employment. The Company recently amended its long-term incentive compensation plan to eliminate this automatic vesting of equity following a change in control.

(2)
The basis for the cash severance benefit upon a termination following a change in control is the base salary for 2016 plus the target cash bonus earned for 2016.

(3)
Represents employer cost of medical and dental coverage.

(4)
Restricted stock and phantom stock unit award values were computed based on the closing price of the applicable common stock on December 30, 2016 ($13.79 for the Company and $30.62 for GLPI), which was the last trading day of 2016.

(5)
Amounts represent the difference between the exercise price of each Named Executive Officer's options and the closing price of the applicable common stock on December 30, 2016 ($13.79 for the Company and $30.62 for GLPI). Vested stock options issued under the 2008 Plan are cancelled when an executive is terminated for cause by the Company. However, vested options granted under the Company's prior long term incentive plan (which is effective for awards prior to 2008) are generally not cancelled upon a termination for cause.

(6)
Restrictions on unvested options lapse upon death, disability or a change in control.

(7)
Dividend equivalents payable for GLPI phantom stock unit awards in all events other than resignation and termination for cause by the Company.

(8)
Company contributions to the Deferred Compensation Plan vest 20% per year during the first five years of service. However, vesting is accelerated upon death, change in control or, at the option of the committee administering the 2008 Plan, disability.

(9)
Represents benefits payable under a transition services agreement effective January 1, 2017. Restricted stock and phantom stock unit award values were computed based on the closing price of the applicable common stock on December 30, 2016 ($13.79 for the Company and $30.62 for GLPI), which was the last trading day of 2016. Option amounts represent the difference between the exercise price of Mr. Reibstein's options and the closing price of the applicable common stock on December 30, 2016 ($13.79 for the Company and $30.62 for GLPI).

Employment Agreements

        The Company has entered into severance or employment agreements with all of its key executive officers, including Messrs. Wilmott, Snowden, Fair and Sottosanti. None of these agreements contain single trigger change in control or tax indemnification provisions. The Company determined to enter into these agreements in recognition of the continuing need to attract and retain experienced, proven executives (particularly in light of the increased competition for talent in its industry) and to protect the Company from certain competitive risk. The Committee plans to continue to evaluate whether and in what form to utilize severance or employment agreements in the future. For key employees with whom the Company does not seek to have severance or employment agreements, the Company has designed other policies and programs for attracting and retaining talented individuals.

Summary of Key Terms

        Term.    The term of each severance agreement is no longer than three years, with an expiration date of June 12, 2018 (in the case of Mr. Wilmott), June 12, 2019 (in the case of Mr. Snowden), December 31, 2019 (in the case of Mr. Fair) and December 13, 2018 (in the case of Mr. Sottosanti). The Company believes that the length of each employment term represents a reasonable period for which the Company and the executive will mutually commit to maintain the employment relationship, and the terms are intentionally staggered to provide stability and predictability among its leadership ranks. For the executive, this provides a reasonable but limited assurance of job security designed to foster an environment of entrepreneurial risk taking where the executive can focus on building long term shareholder value.

        Termination and Restrictive Covenants.    The Company offers certain additional payments to its Named Executive Officers if the Company elects to terminate the executive's employment without "cause" or as a result of death or total disability. Such termination payments are not available to the executive if the executive resigns (regardless of whether or not such executive has good reason) or if the executive is terminated for "cause." All termination payments are expressly conditioned on the executive providing a written release of all liabilities to the Company and the executive's agreement to comply with the restrictive covenants described below for the time period for which such payments are made. All payments are subject to forfeiture and/or clawback in the event that the executive breaches any term of the restrictive covenants.

        Each severance or employment agreement contains a comprehensive set of restrictive covenants designed to provide the Company with a reasonable degree of protection with regards to its strategic plans, intellectual property and human capital. Generally, each employment agreement contains prohibitions on (i) competition with the Company within 150 miles of any facility in which the Company or its affiliates owns or operates or is actively seeking to own or operate a facility, (ii) solicitation of any employees of the Company or any of its subsidiaries, and (iii) disclosure and use of any of the Company's confidential information. The Board selected the time periods for which each executive is bound by these restrictive covenants based on its determination about the extent to which such individual's tenure and knowledge of the Company could be used to adversely impact the Company's strategic plans, intellectual property or human capital. If an executive violates any of these provisions, in addition to any other legal or equitable remedies available to the Company, the executive must repay to the Company all amounts paid upon termination, forfeit any amounts then still payable in connection with such termination and, as set forth in the applicable compensation plans, forfeit all outstanding equity awards (regardless of whether such awards had vested before or after termination).

        The additional payments following termination consist of a cash payment equal to (i) either eighteen (18) months, in the case of Mr. Sottosanti, or twenty four (24) months, in the case of each other Named Executive Officer (the "Severance Period"), of the executive's base salary as of such date, paid in accordance with the Company's regular payroll procedures, plus (ii) 1.5 multiplied by the average of the last two full years' bonuses paid to such executive based on the actual performance of the Company for the calendar year in which the termination occurred, paid at the time such bonuses are paid to similarly situated employees. The Board selected these amounts based on the rationale that it was willing to continue to pay each executive an amount reflecting the foregone compensation over the period that the Company desired the executive to remain subject to the restrictive covenants. In addition, the Company will reimburse the executive for the full cost of purchasing COBRA health insurance coverage during the Severance Period. For Mr. Wilmott, the Company will provide medical benefits substantially similar to the coverage being offered at the time to its executives until the earlier of (i) the third anniversary of his separation from service and (ii) the date on which he accepts employment with another entity, and thereafter will make such medical benefits available to Mr. Wilmott at his sole expense.

        Change in Control.    The Company has eliminated "single trigger" change in control provisions from its severance and employment agreements. In the event of a termination by the Company without cause or the Named Executive Officer resigns for good reason within 12 months (or 24 months in the case of Mr. Wilmott) following a change in control, each Named Executive Officer is entitled to receive a cash payment equal to two times the sum of (i) his base salary and (ii) the amount of his targeted bonus compensation, each at a rate in effect at the time of the change of control or the termination date, whichever is greater. To the extent that an executive receives a change in control payment, such executive will not be eligible to receive any additional cash severance in the event of a termination of employment during the employment term.

        Tax Indemnity.    The Company has eliminated tax indemnification provisions from its severance and employment agreements. These tax indemnity provisions were intended to provide the executive with protection if a change in control or termination payment results in a parachute excise tax.

        Each of the Named Executive Officer's annual compensation is reviewed annually and established by the Compensation Committee as described on pages 16 and 46 of this Proxy Statement. The employment agreements for each Named Executive Officer are incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 24, 2017.

        For purposes of the potential termination and change in control payments described in this Proxy Statement, the terms set forth below have the meanings ascribed to them:

        Change in Control—a "change in control" is defined as the occurrence of one or more of the following events: (i) a person, entity or group becomes the beneficial owner of shares representing 50% or more of (a) the Company's outstanding shares or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors, except when such beneficial ownership is due to an acquisition directly from or by the Company or a Company employee benefit plan or pursuant to a consolidation, merger or share exchange reorganization between the Company and another entity described below; (ii) the shareholders of the Company approve any plan or proposal for the complete liquidation or dissolution of the Company; (iii) the Company consummates a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity, unless, following such transaction, (a) all or substantially all of the beneficial owners immediately prior to such transaction still beneficially own more than 50% of the Company's outstanding shares, (b) no person beneficially owns 20% or more of the Company's outstanding shares who did not own such amount prior to the transaction and (c) at least a majority of the directors are continuing directors; or (iv) any time continuing directors do not constitute a majority of the Board.

        Good Reason—an executive officer has "good reason" if (a) such officer is assigned to duties inconsistent with his position or authority, (b) such officer's compensation is reduced or there is a substantial reduction in benefits taken as a whole, (c) such officer's travel requirements are materially increased, (d) such officer's office is relocated greater than 50 miles from such officer's then current office or (e) such officer's employment agreement is materially breached by the Company.

        Cause—the Company has "cause" if the executive officer (a) is convicted of a felony or any misdemeanor involving allegations of fraud, theft, perjury or conspiracy, (b) is found disqualified or not suitable to hold a casino or other gaming license by a governmental gaming authority in any jurisdiction where such executive is required to be found qualified, suitable or licensed, (c) materially breaches the employment or severance agreement or any material Company policy, (d) misappropriates corporate funds as determined in good faith by the Audit Committee of the Board, (e) is determined by the Company to have willfully and continuously failed to perform his or her duties with the Company or (f) is determined by the Company to have willfully engaged in illegal conduct or gross misconduct which is materially injurious to the Company or one of its affiliates.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table sets forth certain information with respect to beneficial ownership of the Company's common stock as of March 31, 2017 by each person known to the Company to own beneficially more than 5% of the Company's outstanding common stock, each director and director nominee, each Named Executive Officer and all of the executive officers and directors of the Company as a group. Unless otherwise indicated in the footnotes to the table, the address of each such person is c/o the Company, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610.

        Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2017 are deemed outstanding for purposes of computing the percentage beneficially owned by such holder, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise indicated, the Company believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the shareholders listed in the table. The percentage for each beneficial owner is calculated based on (i) the aggregate number of shares reported to be owned by such group or individual and (ii) the aggregate number of shares of common stock outstanding as of March 31, 2017 (90,958,766 shares).

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class

Peter M. Carlino(1)(2)	6,377,009	6.99%

David E. Carlino(1)	6,019,231	6.62%

Richard J. Carlino(1)	5,908,082	6.50%

Carlino Family Trust(1)	5,517,193	6.07%

Harold Cramer(1)	5,964,600	6.56%

David A. Handler	140,000	*

John M. Jacquemin	133,595	*

Barbara Shattuck Kohn(3)	41,164	*

Ronald J. Naples	1,000	*

Jane Scaccetti	5,300	*

Timothy J. Wilmott(4)	1,822,926	2.00%

Jay A. Snowden(4)	537,829	*

Saul V. Reibstein(5)	130,751	*

William J. Fair(4)	162,773	*

Carl Sottosanti(4)	191,670	*

All executive officers and directors as a group (11 persons)(4)	9,495,461	10.17%

HG Vora Special Opportunities Master Fund, Ltd.(6)	7,000,000	7.70%

Baron Capital Group, Inc.(7)	6,747,296	7.42%

Vanguard Group, Inc.(8)	5,896,735	6.48%

BlackRock, Inc.(9)	5,578,669	6.13%

*
Less than 1%.

Notes to Security Ownership of Principal
Shareholders and Management Table

(1)
The number of shares shown in the table includes (i) 5,517,193 shares of the Company's common stock owned by an irrevocable trust (the "Carlino Family Trust") for the benefit of Peter D. Carlino (who passed away in November 2013) and Peter D. Carlino's children, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters and (ii) 365,212 shares owned by a residuary trust (the "Residuary Trust") for the benefit of Peter D. Carlino and Peter D. Carlino's children. Peter M. Carlino, David E. Carlino, Richard J. Carlino and Harold Cramer have shared investment power and shared voting power with respect to certain matters for both the Carlino Family Trust and for all matters for the Residuary Trust. The Carlino Family Trust has pledged an aggregate of 1 million shares as security for loans to the trust and for the benefit of the trust beneficiaries. None of the shares held directly by Mr. Carlino are pledged.

(2)
The number of shares in the table includes 252,369 shares that may be acquired by Mr. Carlino upon the exercise of outstanding options.

(3)
The number of shares in the table includes 2,000 shares owned by Ms. Shattuck Kohn's spouse, as to which shares Ms. Shattuck Kohn disclaims beneficial ownership.

(4)
The number of shares in the table includes shares that may be acquired upon the exercise of outstanding options, as follows: Mr. Wilmott, 1,367,226 shares; Mr. Snowden, 501,548 shares; Mr. Reibstein, 114,801; Mr. Fair, 154,584; Mr. Sottosanti, 165,378; and all executive officers and directors as a group, 2,441,105 shares.

(5)
The number of shares in the table includes 150 shares owned by Mr. Reibstein's spouse, as to which shares Mr. Reibstein disclaims beneficial ownership.

(6)
Based on its Schedule 13G/A filed with the SEC on February 14, 2017, the number of shares in the table includes shares beneficially owned as of December 31, 2016 by HG Vora Special Opportunities Master Fund, Ltd. and its affiliates, HG Vora Capital Management LLC and Parag Vora. The address of HG Vora Special Opportunities Master Fund Ltd. is 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007.

(7)
Based on its Schedule 13G/A filed with the SEC on February 14, 2017, the number of shares in the table includes shares beneficially owned as of December 31, 2016 by Baron Capital Group, Inc. and its affiliates, BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron. The address of BAMCO, Inc. is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(8)
Based on its Schedule 13G/A filed with the SEC on February 10, 2017, the number of shares in the table includes shares beneficially owned as of December 31, 2016 by Vanguard Group, Inc. and its affiliates, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(9)
Based on its Schedule 13G/A filed with the SEC on January 25, 2017, the number of shares in the table includes shares beneficially owned as of December 31, 2016 by BlackRock, Inc. and its affiliates, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd and BlackRock Investment Management, LLC. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

TRANSACTIONS WITH RELATED PERSONS

        The Company currently leases executive office buildings in Wyomissing, Pennsylvania from affiliates of its Chairman of the Board of Directors. Rent expense for the years ended December 31, 2016, 2015 and 2014 amounted to $1.2 million, $1.2 million, and $1.1 million, respectively. The leases for the office space all expire in May 2019. The future minimum lease commitments relating to these leases at December 31, 2016 are $2.9 million.

        Eric Schippers, the Senior Vice President of Public Affairs & Government Relations of the Company, is the son in law of our Chairman. Mr. Schippers joined the Company in 2003. From 1998 to 2003, Mr. Schippers was President of the Alexandria, Virginia based Center for Individual Freedom, a non-partisan constitutional advocacy group. Mr. Schippers has also worked for Burson Marsteller, one of the world's largest international public relations firms, representing numerous Fortune 500 clients in the areas of media relations, public affairs, crisis communications and constituency relations. For 2016, Mr. Schippers received a salary of $407,503, a bonus of $194,539 and an award of 53,782 options and an award of 7,128 performance based restricted stock awards.

Review and Approval of Transactions with Related Persons

        Pursuant to the terms of its charter, the Company's Audit Committee reviews and pre-approves all conflicts of interest and related party transactions. For purposes of the Audit Committee's review, related party transactions are transactions, arrangements or relationships where the Company is a participant and in which an executive officer, a director or an owner of 5% or greater of the Company's common stock (or any immediate family member of the foregoing persons) has a direct or indirect material interest. The Company's Code of Conduct has a broad definition of conflict of interest, which includes related party transactions, and requires employees to report potential conflicts to the Chief Compliance Officer. All potential conflicts of interest involving an executive officer, director or 5% or greater shareholder of the Company are communicated by the Chief Compliance Officer (or other members of Company management) to the Vice President of Internal Audit. The Vice President of Internal Audit then consults with members of the legal and finance staffs to determine whether the proposed transaction represents a conflict of interest or a related party transaction that must be presented to the Audit Committee. For transactions determined to require Audit Committee review, the Vice President of Internal Audit collaborates with members of the legal and finance staffs to prepare and present the transaction to the Audit Committee. In terms of standards applied by the Audit Committee in reviewing related party transactions, a director will not participate in the review of transactions in which he or she or his or her immediate family member has an interest. The Audit Committee will only approve related party transactions that are not inconsistent with the best interests of the Company and its shareholders, based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available to or from unrelated third parties, as applicable.

        Currently, the policy to review related party transactions is evidenced in the Audit Committee charter, the Company's Code of Conduct and the Company's Corporate Governance Guidelines, and certain of the procedures followed in considering related party transactions are based on past practice and the advice of counsel.

Compensation Committee Interlocks and Insider Participation

        During 2016, the members of the Company's Compensation Committee were Messrs. Cramer and Handler and Ms. Shattuck Kohn. No member of the Company's Compensation Committee has served as one of the Company's officers or employees at any time. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee of the Company.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors consists of Jane Scaccetti (Chair), Harold Cramer, John M. Jacquemin and Barbara Shattuck Kohn, all of whom are independent directors under the NASDAQ Rules. The Audit Committee operates under a written charter adopted by the Board of Directors that complies with the NASDAQ Rules and is available at www.pngaming.com/About.

        Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee is responsible for appointing, compensating, overseeing and, where appropriate, discharging and replacing the Company's independent registered public accounting firm (the "independent accounting firm"). In addition, the Audit Committee is involved in the selection of the lead audit engagement partner whenever a rotational change is required by applicable law or listing standards or for any other reason. The independent accounting firm is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. In addition, the independent accounting firm will express its own opinion on the effectiveness of the Company's internal controls over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.

        The Audit Committee members are not professional accountants, and their functions are not intended to duplicate or attest as to the activities of management and the independent accounting firm, nor can the Audit Committee certify that the independent accounting firm is "independent" under applicable rules. The Audit Committee serves a board level oversight role, in which it provides advice, counsel and direction to management and the independent accounting firm on the basis of the information it receives, discussions with management and the independent accounting firm and the experience of the Audit Committee's members in business, financial and accounting matters.

        In this context, the Audit Committee met and held numerous discussions with management and the independent accounting firm during 2016. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accounting firm. The Audit Committee discussed with the independent accounting firm matters required to be discussed by the PCAOB Accounting Standard No. 1301 Communications with Audit Committee.

        The independent accounting firm also provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent accounting firm the firm's independence.

        Based upon the Audit Committee's discussion with management and the independent accounting firm and the Audit Committee's review of the representations of management and the report of the independent accounting firm on the Consolidated Financial Statements, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 24, 2017.

Audit Committee of the Board of Directors
Jane Scaccetti, Chair John M. Jacquemin Harold Cramer Barbara Shattuck Kohn

OTHER MATTERS

        The Company is mailing to all shareholders of record as of the close of business on April 7, 2017 a copy of its Annual Report for the year ended December 31, 2016 and a proxy card together with this Proxy Statement, or the Notice containing instructions on how to access this Proxy Statement and the Annual Report and how to vote online. The Board of Directors does not know of any other business that will be presented for consideration at the Annual Meeting. Except as the Board of Directors may otherwise permit, only the business set forth and discussed in the Notice of Annual Meeting and Proxy Statement may be acted on at the Annual Meeting. If any other business does properly come before the Annual Meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion.

Section 16(a) Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership of the Company's common stock and any other equity securities of the Company with the SEC. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of Forms 3, 4 and 5 furnished to the Company, or written representations from certain reporting persons that no such Forms were required to be filed by such persons, the Company believes that all of its executive officers and directors complied with all filing requirements applicable to them during 2016. To the Company's knowledge, there were no holders of greater than 10% of its common stock during 2016.

Advance Notice Provision

Under the Company's bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has owned beneficially at least 1% of the Company's common stock for a continuous period of not less than 12 months prior to making the proposal and who has delivered proper written notice to the Company's Secretary (containing certain information specified in the bylaws about the shareholder and the proposed action) not less than 120 nor more than 150 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, proposals with respect to the 2018 annual meeting must be delivered between January 15, 2018 and February 14, 2018. These requirements are separate from the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act.

Shareholder Proposals

Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2018 may do so by following the procedures prescribed in Rule 14a 8 promulgated under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by the Company's Secretary no later than December 26, 2017. Proposals should be sent to the Company's principal executive office, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, directed to the attention of the Secretary.

Householding of Proxy Materials

Certain shareholders who share the same address may receive only one copy of the Proxy Statement and the 2017 Annual Report for the year ended December 31, 2016 in accordance with a notice delivered from such shareholders' bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as "householding," is designed to reduce printing and postage costs. Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Notice and, if applicable, the Proxy Statement or the Annual Report, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting the Company by telephone at (610) 373-2400 or in writing at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Attention: Secretary. Shareholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder, and their account information.

April 25, 2017	By order of the Board of Directors

Carl Sottosanti Executive Vice President, General Counsel and Secretary

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. PENN NATIONAL GAMING, INC. 825 BERKSHIRE BLVD. SUITE 200 WYOMISSING, PA 19610 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Penn National Gaming, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of three Class III directors to serve until the 2020 Annual Meeting of Shareholders and until their respective successors are elected and qualified to serve. Nominees 01 Peter M. Carlino 02 Jane Scaccetti 03 Timothy J. Wilmott The Board of Directors recommends you vote FOR proposals 2 and 3. 2Ratification of the selection Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2017 fiscal year. The Board of Directors recommends you vote 1 YEAR on the following proposal: 4Advisory vote on the frequency of the advisory vote to approve the compensation paid to the Company's named executive officers. For 0 Against 0 Abstain 0 1 year 2 years 3 years Abstain 0 0 0 0 0 0 0 3Advisory vote to approve the compensation paid to the Company's named executive officers. NOTE: At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. 0 For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000332273_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com . PENN NATIONAL GAMING, INC. ANNUAL MEETING OF SHAREHOLDERS, JUNE 14, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The shareholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) Barbara Shattuck Kohn and Jane Scaccetti, and each of them, as attorneys and proxies, with full power of substitution, to vote on behalf of the shareholder(s) all of the shares of Common Stock of Penn National Gaming, Inc. (the "Company"), which the shareholder(s) would be entitled to vote at the Annual Meeting of Shareholders thereof to be held on June 14, 2017 and at any and all postponements and adjournments thereof, upon the matters listed on the reverse side. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN. WHERE A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE SHARES REPRESENTED BY THIS PROXY FOR ALL NOMINEES FOR DIRECTOR, FOR PROXY ITEM NOS. 2 AND 3, FOR ONE YEAR ON PROXY ITEM NO. 4 AND WILL VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENT OF SUCH MEETING. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) PLEASE DATE AND SIGN ON THE OTHER SIDE AND RETURN THIS PROXY PROMPTLY. 0000332273_2 R1.0.1.15